Exhibit 99.2

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with The Blackstone Group L.P.’s consolidated and combined financial statements and the related notes included within this Annual Report on Form 8-K.

On March 3, 2008, we acquired GSO Capital Partners LP and certain of its affiliates (“GSO”). GSO is an alternative asset manager specializing in the leveraged finance marketplace. GSO manages various credit-oriented funds and collateralized loan obligation (“CLO”) vehicles. GSO’s results from the date of acquisition are included in our Credit and Marketable Alternatives segment.

During 2007 we consummated a number of significant transactions, including the reorganization on June 18, 2007, the concurrent completion of our initial public offering and sale of non-voting common units to Beijing Wonderful Investments on June 27, 2007, and the deconsolidation of a number of Blackstone Funds (effective June 27, 2007 and July 1, 2007). These transactions have had significant effects on many of the items within our consolidated and combined financial statements and affect the comparison of our results for periods following these transactions with those of prior years.

Our Business

Blackstone is one of the largest independent alternative asset managers in the world. We also provide a wide range of financial advisory services, including corporate and mergers and acquisitions advisory, restructuring and reorganization advisory and fund placement services.

Our business is organized into four business segments:

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Corporate Private Equity. We are a world leader in private equity investing, having managed five general private equity funds, as well as one specialized fund focusing on media and communications-related investments, since we established this business in 1987. In addition, we are in the process of raising our seventh private equity fund and are seeking to launch new investment funds to make infrastructure and clean technology investments. Through our corporate private equity funds we pursue transactions throughout the world, including leveraged buyout acquisitions of seasoned companies, transactions involving growth equity or start-up businesses in established industries, minority investments, corporate partnerships, distressed debt, structured securities and industry consolidations, in all cases in strictly friendly transactions.

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Real Estate. Our real estate segment is diversified geographically and across a variety of sectors. We launched our first real estate fund in 1994 and have managed six general real estate funds, two internationally focused real estate funds, a European focused real estate fund and a special situations real estate fund. Our real estate funds have made significant investments in lodging, major urban office buildings and a variety of real estate operating companies. In addition, our real estate special situations fund targets global non-controlling debt and equity investment opportunities in the public and private markets.

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Credit and Marketable Alternatives. Established in 1990, our credit and marketable alternatives segment is comprised of our management of funds of hedge funds, credit-oriented funds, CLO vehicles and publicly-traded closed-end mutual funds. These products are intended to provide investors with greater levels of current income and for certain products, a greater level of liquidity. This segment, formerly known as Marketable Alternative Asset Management, has been renamed to better reflect the product mix in this segment. This does not reflect a change to the underlying businesses or how they have been reflected in reporting our results of operations.

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Financial Advisory. Our financial advisory segment serves a diverse and global group of clients with corporate and mergers and acquisitions advisory services, restructuring and reorganization advisory services and fund placement services for alternative investment funds.

We generate our revenue from fees earned pursuant to contractual arrangements with funds, fund investors and fund portfolio companies (including management, transaction and monitoring fees), and from corporate and mergers and acquisitions advisory services, restructuring and reorganization advisory services and fund placement services for alternative investment funds. We invest in the funds we manage and, in most cases, receive a preferred allocation of income (i.e., a “carried interest”) or an incentive fee from an investment fund in the event that specified cumulative investment returns are achieved. The composition of our revenues will vary based on market conditions and the cyclicality of the different businesses in which we operate. Net investment gains and resultant investment income generated by the Blackstone Funds, principally corporate private equity and real estate funds, are driven by value created by our strategic initiatives as well as overall market conditions. Our funds initially record fund investments at cost and then such investments are subsequently recorded at fair value. Fair values are affected by changes in the fundamentals of the portfolio company, the portfolio company’s industry, the overall economy as well as other market conditions.

Business Environment

World markets and economies deteriorated in the fourth quarter of 2008, bringing the full year market and economic performance to some of the worst experienced since the Great Depression. In the United States, a GDP decline in the fourth quarter of 3.8% represented the greatest decline in more than 25 years. Developed nation economies generally are experiencing sharp contraction, while many emerging nations are experiencing slowing growth.

A combination of asset pricing declines and investor withdrawals reduced the value of equity and fixed income mutual fund and hedge fund holdings globally. In addition to concerns over weak economic trends, a combination of de-levering by institutional investors and a need for liquidity further pressured already stressed market pricing. Equity markets across North America, Europe and Asia declined in a range of 40-60% during 2008, with a broad-based sell-off across not only all regions but also all sectors. Commodity prices, which increased to record highs in mid-2008, dropped precipitously in the second half as demand declines caused excess supply. For example, oil prices increased to $145 per barrel in July and ended the year at $45 per barrel. Credit indices experienced similar trends, declining 25-30% to levels not experienced since the indices were initiated. Leveraged loan prices dropped from an average of 94.4% at the end of 2007 to 62.3% at year-end 2008, reaching new lows. High yield credit spreads widened by 1,100 basis points during the year. The U.S. dollar rose against each of the Euro and Pound Sterling by 4% and 36%, respectively. Demand for the 10-year U.S. treasuries drove the yield down to 2.1% at year end, a historic low. Interest rates globally have traded around historic lows.

Economic weakness also impacted real estate fundamentals and values globally. Hotels experienced a global slowdown in occupancy, culminating in a decline in the fourth quarter of 2008. Office fundamentals tend to lag those of other real estate categories and the broader economy due to the long-term nature of lease arrangements. Vacancy trends worsened in several markets in 2008. Securitization markets were very limited in 2008, heavily constraining availability of debt for new transactions.

Government intervention in the U.S., Europe and Asia continued in the fourth quarter and to date in 2009. Several financial and other institutions required government support in the form of guarantees or capital injections. Additionally, banks which have received Troubled Assets Relief Program (“TARP”) funds from the U.S. government are being encouraged to lend. Further, a stimulus package to be implemented in the U.S. in 2009 is intended to reverse the weak economic trends, including unemployment rate and a decline in consumer spending. The effectiveness of the above measures is still unknown.

The external shocks to the financial services industry have, and likely will continue, to reshape the competitive landscape. Some of the largest financial institutions have been acquired, required government bailouts or are shedding businesses. The largest brokerage firms have become bank holding companies.

Lenders continue to severely restrict commitments to new debt, limiting industry-wide leveraged acquisition activity levels in both corporate and real estate markets. General acquisition activity has continued to decline, which has had a significant impact on several of our investment businesses.

The duration of current economic and market conditions is unknown. Blackstone’s businesses are materially affected by conditions in the financial markets and economic conditions in the United States, Western Europe, Asia and to some extent elsewhere in the world.

Significant Transactions

Reorganization

The Blackstone Group L.P. was formed as a Delaware limited partnership on March 12, 2007. The Blackstone Group L.P. is managed and operated by its general partner, Blackstone Group Management L.L.C., which is in turn wholly-owned by Blackstone’s senior managing directors and controlled by Stephen A. Schwarzman.

Blackstone’s business was historically conducted through a large number of entities as to which there was no single holding entity but which were separately owned by its predecessor owners. In order to facilitate the initial public offering, as described in further detail below, the predecessor owners completed a reorganization (the “Reorganization”) as of the close of business on June 18, 2007 whereby, with certain limited exceptions, each of the operating entities of the predecessor organization and the intellectual property rights associated with the Blackstone name, were contributed to five newly-formed holding partnerships (Blackstone Holdings I L.P., Blackstone Holdings II L.P., Blackstone Holdings III L.P., Blackstone Holdings IV L.P. and Blackstone Holdings V L.P.) or sold to wholly-owned subsidiaries of The Blackstone Group L.P. (which in turn contributed them to the five Blackstone Holdings described above). The Blackstone Group L.P., through wholly-owned subsidiaries, is the sole general partner of each of the Blackstone Holdings partnerships.

On January 1, 2009, in order to simplify Blackstone’s structure and ease the related administrative burden and costs, Blackstone effected an internal restructuring to reduce the number of holding partnerships from five to four by causing Blackstone Holdings III L.P. to transfer all of its assets and liabilities to Blackstone Holdings IV L.P. In connection therewith, Blackstone Holdings IV L.P. was renamed Blackstone Holdings III L.P. and Blackstone Holdings V L.P. was renamed Blackstone Holdings IV L.P. The economic interests of The Blackstone Group L.P. in Blackstone’s business remains entirely unaffected. “Blackstone Holdings” refers to the five holding partnerships prior to the January 2009 reorganization and the four holdings partnerships subsequent to the January 2009 reorganization.

The Reorganization was accounted for as an exchange of entities under common control for the interests in the Contributed Businesses which were contributed by the founders and the other senior managing directors (collectively, the “Control Group”) and as an acquisition of non-controlling interests using the purchase method of accounting for all the predecessor owners other than the Control Group pursuant to Statement of Financial Accounting Standard (“SFAS”) No. 141, Business Combinations (“SFAS No. 141”).

Blackstone also entered into an exchange agreement with holders of Blackstone Holdings Partnership Units (other than The Blackstone Group L.P.’s wholly-owned subsidiaries) so that these holders, subject to the vesting and minimum retained ownership requirements and transfer restrictions set forth in the partnership agreements of the Blackstone Holdings partnerships, may up to four times each year, exchange their Blackstone Holdings Partnership Units for our common units on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications. A Blackstone Holdings limited partner must exchange one partnership unit in each of the five Blackstone Holdings partnerships to effect an exchange for a common unit in Blackstone.

Initial Public Offering

On June 27, 2007, The Blackstone Group L.P. completed the initial public offering (“IPO”) of its common units representing limited partner interests. Upon the completion of the IPO, public investors owned approximately 14.1% of Blackstone’s equity. Concurrently with the IPO, The Blackstone Group L.P. completed the sale of non-voting common units, representing approximately 9.3% of Blackstone’s equity, to Beijing Wonderful Investments, an investment vehicle subsequently transferred to China Investment Corporation. On October 28, 2008, the agreement with Beijing Wonderful Investments was amended whereby it, and certain of its affiliates, are restricted in the future from engaging in the purchase of Blackstone common units that would result in its aggregate beneficial ownership in Blackstone on a fully-diluted (as-converted) basis exceeding 12.5%, an increase from 10% at the date of the IPO. In addition, Blackstone common units that Beijing Wonderful Investments or its affiliates own in excess of 10% aggregate beneficial ownership in Blackstone on a fully-diluted (as-converted) basis are not subject to any restrictions on transfer but are non-voting while held by Beijing Wonderful Investments or its affiliates.

The Blackstone Group L.P. contributed the proceeds from the IPO and the sale of non-voting common units to Beijing Wonderful Investments to its wholly-owned subsidiaries, which in turn used these proceeds to (1) purchase interests in the Contributed Businesses from the predecessor owners (and contribute these interests to Blackstone Holdings in exchange for a number of newly-issued Blackstone Holdings Partnership Units) and (2) purchase a number of additional newly-issued Blackstone Holdings Partnership Units from Blackstone Holdings.

The net proceeds retained by Blackstone from the IPO, totaling approximately $2.93 billion, were used to repay $1.21 billion of indebtedness outstanding under Blackstone’s revolving credit agreement, with the balance being invested and/or committed as general partner investments in Blackstone sponsored funds, including its corporate private equity funds, real estate funds, mezzanine funds, funds of hedge funds and proprietary hedge funds, and invested in temporary interest bearing investments.

Consolidation and Deconsolidation of Blackstone Funds

In accordance with accounting principles generally accepted in the United States of America (“GAAP”), a number of the Blackstone funds were historically consolidated into Blackstone’s combined financial statements.

Concurrently with the Reorganization, the Contributed Businesses that act as a general partner of a consolidated Blackstone fund (with the exception of Blackstone’s then existing proprietary hedge funds and five of the funds of hedge funds) took the necessary steps to grant rights to the unaffiliated investors in each respective fund to provide that a simple majority of the fund’s unaffiliated investors will have the right, without cause, to remove the general partner of that fund or to accelerate the liquidation date of that fund in accordance with certain procedures. The granting of these rights resulted in the deconsolidation of such investment funds from the Partnership’s consolidated financial statements and the accounting of Blackstone’s interest in these funds under the equity method. With the exception of certain funds of hedge funds, these rights became effective on June 27, 2007 for all Blackstone funds where these rights were granted. The effective date of these rights for the applicable funds of hedge funds was July 1, 2007. The consolidated results of these funds have been reflected in the Partnership’s consolidated and combined financial statements up to the effective date of these rights.

Acquisition of GSO Capital Partners LP

In March 2008, the Partnership completed the acquisition of GSO Capital Partners LP and certain of its affiliates. GSO is an alternative asset manager specializing in the credit markets. GSO manages various credit-oriented funds and various CLO vehicles. GSO’s results from the date of acquisition have been included in the Credit and Marketable Alternatives segment. The purchase consideration of GSO was $635 million, comprised of $355 million in cash and $280 million in Blackstone Holdings Partnership Units, plus up to an additional targeted $310 million to be paid over the next five years contingent upon the realization of specified earnings targets over that period. The Partnership also incurred $6.9 million of acquisition costs. Additionally, performance and other compensatory payments subject to performance and vesting may be paid to the GSO personnel.

Key Financial Measures and Indicators

Our key financial measures and indicators are discussed below.

Revenues

Revenues primarily consist of management and advisory fees, performance fees and allocations and investment income.

Management and Advisory Fees. Management and advisory fees consist of (1) fund management fees and (2) advisory fees.

(1)	Fund Management Fees. Fund management fees are comprised of:

(a)	Base Management Fees. Base management fees are fees charged directly to the fund or fund investors. Base management fees are calculated as follows:

(i)	For carry funds, generally as a percentage of the investment fund’s capital commitment during the investment period and a percentage of invested capital after the investment period;

(ii)	For credit-oriented and real estate funds structured like a hedge fund, generally as a percentage of the fund’s net asset value;

(iii)	For hedge funds, generally as a percentage of assets under management;

(iv)	For CLOs at cost and closed-end mutual funds, generally as a percentage of each fund’s total assets; and

(v)	For separately managed accounts, generally as a percentage of net asset value.

Refer to “Item 1. Business, Incentive Arrangements / Fee Structure” within our Annual Report filed on Form 10-K on March 2, 2009 which provides additional information regarding the manner in which Base Management Fees are generated.

(b)	Transaction and Other Fees. Transaction and other fees (including monitoring fees) are comprised of fees charged directly to funds and fund portfolio companies. Our investment advisory agreements generally require that the investment advisor share a portion of certain fees with the limited partners of the fund. Transaction and other fees are net of amounts, if any, shared with limited partners.

(c)	Management Fee Offsets. Our investment advisory agreements generally require that the investment advisor share a portion of certain expenses with the limited partners of the fund. These shared items (“management fee reductions”) reduce the management fees received from the limited partners. Management fee offsets are comprised principally of broken deal and placement fee expenses.

(2)	Advisory Fees. Advisory fees consist of advisory retainer and transaction-based fee arrangements related to mergers, acquisitions, restructurings, divestitures and fund placement services for alternative investment funds.

Performance Fees and Allocations. Performance fees and allocations represent the preferential allocations of profits (“carried interest”) which are a component of our general partner interests in the carry funds. We are entitled to carried interest from an investment carry fund in the event investors in the fund achieve cumulative investment returns in excess of a specified rate. In certain performance fee arrangements related to funds of hedge funds and some credit-oriented funds in our Credit and Marketable Alternatives segment, we are entitled to receive performance fees and allocations subject to certain net loss carry-forward provisions (known as a “highwater mark”) and in some cases, when the return on assets under management exceeds certain benchmark returns or other performance targets. In all cases, each fund is considered separately in that regard and for a given fund, performance fees and allocations can never be negative over the life of the fund.

Investment Income. Blackstone invests in corporate private equity funds, real estate funds, funds of hedge funds and credit-oriented funds that are not consolidated. The Partnership accounts for these investments under the equity method of accounting. Blackstone’s share of operating income (loss) generated by these investments is recorded as a component of Investment Income (Loss).

Interest Income and Other. Interest Income and Other principally includes interest earned from the investing of Blackstone’s available Cash and Cash Equivalents and any foreign exchange transaction amounts.

Expenses

Compensation and Benefits Expense. Prior to the IPO in June 2007, our compensation and benefits expense reflected compensation (primarily salary and bonus) paid or accrued solely to our non-senior managing director employees with all payments for services rendered by our senior managing directors and selected other individuals engaged in our businesses accounted for as partnership distributions rather than as employee compensation and benefits expense. Subsequent to our IPO, compensation and benefits expense reflects (1) employee compensation and benefits expense paid and payable to our employees, including our senior managing directors, (2) equity-based compensation associated with grants of equity-based awards to senior managing directors, other employees and selected other individuals engaged in our businesses and (3) performance payment arrangements for Blackstone personnel and profit sharing interests in carried interest.

Other Operating Expenses. The balance of our expenses represent general and administrative expenses including interest expense, occupancy and equipment expenses and other expenses, which consist principally of professional fees, public company costs, travel and related expenses, communications and information services and depreciation and amortization.

Fund Expenses. The expenses of our consolidated Blackstone Funds consist primarily of interest expense, professional fees and other third-party expenses.

Non-Controlling Interests in Income of Consolidated Entities

Prior to the IPO, non-controlling interests in income of consolidated entities has primarily consisted of interests of unaffiliated third-party investors and AIG’s investments in Blackstone Funds pursuant to AIG’s mandated limited partner capital commitments, on which we receive carried interest allocations and which we refer to collectively as “Limited Partners” or “LPs” as well as discretionary investments by Blackstone personnel and employees. Non-controlling interests related to carry funds are subject to on-going realizations and distributions of proceeds therefrom during the life of a fund with a final distribution at the end of each respective fund’s term, which could occur under certain circumstances in advance of or subsequent to that fund’s scheduled termination date. Non-controlling interests related to our funds of hedge funds and certain of our credit-oriented funds are generally subject to annual, semi-annual or quarterly withdrawal or redemption by investors in these funds following the expiration of a specified period of time (typically between one and three years) when capital may not be withdrawn or may only be withdrawn subject to a redemption fee. When redeemed amounts become legally payable to investors in these funds on a current basis, they are reclassified as a liability. On the date of the Reorganization, such non-controlling interests were initially recorded at their historical carry-over basis as those interests remained outstanding and were not being exchanged for Blackstone Holdings Partnership Units.

Following the IPO, we are no longer consolidating most of our investment funds, as we granted to the unaffiliated investors the right, without cause, to remove the general partner of each applicable fund or to accelerate the liquidation of each applicable fund in accordance with certain procedures and accordingly non-controlling interests in income of consolidated entities related to the Limited Partner interests in the deconsolidated funds were subsequently no longer reflected in our financial results. However, we record significant non-controlling interests in income of consolidated entities relating to the ownership interests of the limited partners of the Blackstone Holdings Partnerships and the limited partner interests in our investment funds that remain consolidated. The Blackstone Group L.P. is, through wholly-owned subsidiaries, the sole general partner of each of the Blackstone Holdings partnerships. The Blackstone Group L.P. consolidates the financial results of Blackstone Holdings and its consolidated subsidiaries, and the ownership interest of the limited partners of Blackstone Holdings is reflected as a non-controlling interest in The Blackstone Group L.P.’s consolidated and combined financial statements.

Income Taxes

Prior to the IPO, we operated as a partnership or limited liability company for U.S. federal income tax purposes and primarily as a corporate entity in non-U.S. jurisdictions. As a result, our income was not subject to U.S. federal and state income taxes. Generally, the tax liability related to income earned by these entities represents obligations of the individual partners and members. Income taxes shown on The Blackstone Group’s historical combined income statements are attributable to the New York City unincorporated business tax and other income taxes on certain entities located in non-U.S. jurisdictions.

Following the IPO, the Blackstone Holdings partnerships and certain of their subsidiaries continue to operate in the United States as partnerships for U.S. federal income tax purposes and generally as corporate entities in non-U.S. jurisdictions. Accordingly, these entities in some cases will continue to be subject to New York City unincorporated business taxes or non-U.S. income taxes. In addition, certain of the wholly-owned subsidiaries of The Blackstone Group L.P. and the Blackstone Holdings partnerships are subject to corporate federal, state and local income taxes that are reflected in our consolidated and combined financial statements.

There remains some uncertainty regarding Blackstone’s future taxation levels. In June 2007, a bill was introduced in the U.S. Senate that would preclude Blackstone from qualifying for treatment as a partnership for U.S. federal income tax purposes under the publicly traded partnership rules. In addition, the U.S. Congress has recently considered other bills relating to the taxation of investment partnerships. In June 2008, the U.S. House of Representatives passed a bill that would generally (1) treat carried interest as non-qualifying income under the tax rules applicable to publicly traded partnerships, which would require Blackstone to hold interests in entities earning such income through taxable subsidiary corporations, and (2) tax carried interest as ordinary income for U.S. federal income tax purposes, rather than in accordance with the character of income derived by the underlying fund, which is in many cases capital gain. The Obama Administration’s budget proposals released on February 26, 2009 include a proposal to tax carried interest as ordinary income. (See “Item 1A. Risk Factors – Legislation has been introduced in the U.S. Congress that would, if enacted, preclude us from qualifying as a partnership for U.S. federal income tax purposes or otherwise increase our tax liability. If this or any similar legislation or regulation were to be enacted and apply to us, we would incur a material increase in our tax liability that could result in a reduction in the value of our common units.”) If any such legislation or similar legislation were to be enacted and it applied to us, it would materially increase the amount of taxes payable by Blackstone and/or its unitholders.

Economic Net Income

Economic Net Income (“ENI”) represents segment net income excluding the impact of income taxes and transaction-related items, including charges associated with equity-based compensation, the amortization of intangibles and corporate actions including acquisitions. Blackstone’s historical combined financial statements for periods prior to the IPO do not include these transaction-related charges, nor do such financial statements reflect certain compensation expenses including performance payment arrangements associated with senior managing directors, departed partners and other selected employees. Those compensation expenses were accounted for as partnership distributions prior to the IPO but are included in the financial statements for periods following the IPO as a component of compensation and benefits expense. ENI is used by management primarily in making resource deployment and compensation decisions across Blackstone’s four segments. (See Note 14. “Segment Reporting” in the “Notes to the Consolidated and Combined Financial Statements” in Part II. Item 8. Financial Statements and Supplementary Data.)

Net Fee Related Earnings from Operations

Net Fee Related Earnings from Operations, which is a component of Adjusted Cash Flow from Operations, is a measure that highlights our earnings from operations excluding the income related to the performance fees and allocations and income earned from Blackstone’s investments in the Blackstone Funds. See “—Liquidity and Capital Resources—Liquidity and Capital Resources” below for a detailed discussion on Net Fee Related Earnings from Operations.

Blackstone uses Earnings Before Interest, Taxes and Depreciation and Amortization from Net Fee Related Earnings from Operations (“EBITDA-NFRE”) as a measure of segment performance and a useful indicator of our ability to cover our recurring operating expenses. EBITDA-NFRE equals Net Fee Related Earnings from

Operations before segment level interest expense, segment level depreciation and amortization and the cash taxes included in Net Fee Related Earnings from Operations.

Adjusted Cash Flow from Operations

Adjusted Cash Flow from Operations, which is derived from our segment reported results, is a supplemental non-GAAP measure we use to assess liquidity and amounts available for distribution to owners. Adjusted Cash Flow from Operations is intended to reflect the cash flow attributable to Blackstone without the effects of the consolidation of the Blackstone Funds. The equivalent GAAP measure is Net Cash Provided by (Used in) Operating Activities. See “—Liquidity and Capital Resources—Liquidity and Capital Resources” below for our detailed discussion on Adjusted Cash Flow from Operations.

Operating Metrics

The alternative asset management business is a complex business that is primarily based on managing third party capital and does not require substantial capital investment to support rapid growth. However, there also can be volatility associated with its earnings and cash flow. Since our inception, we have developed and used various key operating metrics to assess and monitor the operating performance of our various alternative asset management businesses in order to monitor the effectiveness of our value creating strategies.

Assets Under Management. Assets Under Management refers to the assets we manage. Our Assets Under Management equal the sum of:

(1)	the fair value of the investments held by our carry funds plus the capital that we are entitled to call from investors in those funds pursuant to the terms of their capital commitments to those funds (plus the fair value of co-investments arranged by us that were made by limited partners of our funds in portfolio companies of such funds and as to which we receive fees or a carried interest allocation);

(2)	the net asset value of our hedge funds and our closed-end mutual funds; and

(3)	the amount of capital raised for our CLOs.

Our carry funds are commitment-based drawdown structured funds that do not permit investors to redeem their interests at their election and therefore do not have any advance notice obligations. Interests related to our funds of hedge funds and certain of our credit-oriented funds are generally subject to annual, semi-annual or quarterly withdrawal or redemption by investors upon advance written notice with the majority of our funds requiring from 60 days up to 95 days depending on the fund and the liquidity profile of the underlying assets.

Fee-Earning Assets Under Management. Fee-Earning Assets Under Management refers to the assets we manage on which we derive management and incentive fees. Our Fee-Earning Assets Under Management generally equal the sum of:

(1)	for our carry funds where the investment period has not expired, the amount of capital commitments;

(2)	for our carry funds where the investment period has expired, the remaining amount of invested capital;

(3)	the invested capital of co-investments arranged by us that were made by limited partners of our funds in portfolio companies of such funds and as to which we receive fees;

(4)	the net asset value of our funds of hedge funds, hedge funds and our closed-end mutual funds;

(5)	the fair value of assets we manage pursuant to separately managed accounts; and

(6)	the gross amount of assets of our CLOs at cost.

Our calculations of assets under management and fee-earning assets under management may differ from the calculations of other asset managers, and as a result this measure may not be comparable to similar measures presented by other asset managers. In addition, our calculation of assets under management includes commitments to and the fair value of invested capital in our funds from Blackstone and our personnel regardless of whether such commitments or invested capital are subject to fees. Our definitions of assets under management or fee-earning assets under management are not based on any definition of assets under management or fee-earning assets under management that is set forth in the agreements governing the investment funds that we manage.

For our carry funds, total assets under management includes the fair value of the investments held whereas fee-earning assets under management includes the amount of capital commitments or the remaining amount of invested capital at cost depending on whether the investment period has or has not expired. As such, fee-earning assets under management may be greater than total assets under management when the aggregate fair value of the remaining investments is less than the cost of those investments.

Limited Partner Capital Invested. Limited Partner Capital Invested represents the amount of Limited Partner capital commitments which were invested by our carry funds during each period presented, plus the capital invested through co-investments arranged by us that were made by limited partners in investments of our carry funds as to which we receive fees or a carried interest allocation. Over the 21-year period ending December 31, 2008, we earned average gross multiples of invested capital for realized and partially realized investments of 2.4x in both of our corporate private equity and real estate funds.

We manage our business using traditional financial measures and our key operating metrics since we believe that these metrics measure the productivity of our investment activities.

Consolidated and Combined Results of Operations

Following is a discussion of our consolidated and combined results of operations for each of the years in the three year period ended December 31, 2008. For a more detailed discussion of the factors that affected the results of our four business segments (which are presented on a basis that deconsolidates the investment funds we manage) in these periods, see “—Segment Analysis” below.

The following table sets forth information regarding our consolidated and combined results of operations and certain key operating metrics for the years ended December 31, 2008, 2007, and 2006.

	Year Ended December 31,
	2008	2007	2006
	(Dollars in Thousands)
Revenues
Management and Advisory Fees	$1,476,357	$1,566,047	$1,077,139
Performance Fees and Allocations	(1,247,320)	1,126,640	1,267,764
Investment Income (Loss)	(622,877)	333,762	259,736
Interest Income and Other	44,479	23,699	12,790

Total Revenues	(349,361)	3,050,148	2,617,429

Expenses
Compensation and Benefits	3,859,787	2,256,647	250,067
Interest	23,008	32,080	36,932
General, Administrative and Other	440,776	324,200	122,395
Fund Expenses	63,031	151,917	143,695

Total Expenses	4,386,602	2,764,844	553,089

Other Income (Loss)
Net Gains (Losses) from Fund Investment Activities	(872,336)	5,423,132	6,090,145

Income (Loss) Before Provision (Benefit) for Taxes	(5,608,299)	5,708,436	8,154,485

Provision (Benefit) for Taxes	(14,145)	47,693	31,934

Net Income (Loss)	(5,594,154)	5,660,743	8,122,551

Net Income (Loss) Attributable to Redeemable Non-Controlling Interests in Consolidated Entities	(632,495)	628,354	593,328

Net Income (Loss) Attributable to Non-Controlling Interests in Consolidated Entities	(159,828)	4,510,881	5,263,018

Net Income (Loss) Attributable to Non-Controlling Interests in Blackstone Holdings	(3,638,799)	857,022	2,266,205

Net Income (Loss) Attributable to The Blackstone Group L.P.	$(1,163,032)	$(335,514)	$—

The following table presents certain operating metrics for the years ended December 31, 2008, 2007 and 2006. For a description of how assets under management is determined, please see “—Key Financial Measures and Indicators—Operating Metrics—Assets Under Management.”

	Year Ended December 31,
	2008	2007	2006
	(Dollars in Thousands)
Fee-Earning Assets Under Management (End of Period)	$91,041,057	$83,152,253	$54,795,460

Assets Under Management
Balance, Beginning of Period	$102,427,372	$69,512,202	$51,098,827
Inflows (a)	30,273,768	31,624,346	19,242,243
Outflows (b)	(10,952,364)	(10,427,666)	(10,035,144)
Market Appreciation (Depreciation) (c)	(27,189,559)	11,718,490	9,206,276

Balance, End of Period	$94,559,217	$102,427,372	$69,512,202

Capital Deployed
Limited Partner Capital Invested	$6,548,651	$14,771,359	$10,812,140

(a)	Inflows represent contributions by limited partners and Blackstone and its employees in our funds of hedge funds, credit-oriented funds and closed-end mutual funds and increases in available capital for our carry funds (capital raises, recallable capital and increased side-by-side commitments) and CLOs. For 2008, this also includes the assets under management of GSO at the closing date of the acquisition.
(b)	Outflows represent redemptions by limited partners and Blackstone and its employees in our funds of hedge funds, credit-oriented funds and closed-end mutual funds, decreases in available capital for our carry funds (expired capital, expense drawdowns and decreased side-by-side commitments) and realizations from the disposition of assets by our carry funds.
(c)	Market appreciation (depreciation) includes realized and unrealized gains (losses) on portfolio investments and the impact of foreign exchange rate fluctuations.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007 and Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Revenues

Management and Advisory Fees were $1.48 billion for the year ended December 31, 2008, a decrease of $89.7 million, or 6%, compared to $1.57 billion for the year ended December 31, 2007. A decrease in transaction fees reflected a reduction in the size and volume of consummated transactions in 2008 as compared to 2007 when we earned substantial transaction fees from our funds’ acquisitions of Equity Office Properties Trust and Hilton Hotels. This decrease was partially offset by an increase in base management fees of $254.2 million, or 34%, as a result of an increase in Fee-Earning Assets Under Management for 2008 compared with 2007, as well as an increase in fees generated by our restructuring and reorganization and our corporate and mergers and acquisitions advisory services businesses.

Performance Fees and Allocations were $(1.25) billion for the year ended December 31, 2008, a decrease of $2.37 billion compared to $1.13 billion for the year ended December 31, 2007. The change was due principally to a net depreciation in the fair value of the underlying portfolio investments of our funds compared to a net appreciation during the year ended December 31, 2007. The net depreciation in the fair value of the underlying portfolio investments was caused by a net reduction in the fair value of certain investments in our real estate and corporate private equity funds. Specifically, the fair value of our real estate and corporate private equity funds had a net depreciation of approximately 39% and 32%, respectively, as compared with a net appreciation of 35% and 16%, respectively in the prior year. The net reduction in the fair value of these investments was driven primarily by a decrease in projected exit multiples, lower operating projections for some portfolio investments, a reduction in share prices of various publicly held investments consistent with the general declines in the global equity markets and the decrease of the value of foreign currencies versus the U.S. dollar. Additionally, declines in Blackstone’s investments in certain of our funds of hedge funds, then-existing proprietary hedge funds and debt funds contributed to the decrease.

Investment Income (Loss) was $(622.9) million for the year ended December 31, 2008, compared to a gain of $333.8 million for the year ended December 31, 2007. The change was primarily attributable to a decrease in the fair value of our investments in our funds of hedge funds, then-existing proprietary hedge funds and credit-oriented funds, consistent with overall declines in the global equity and debt markets. In addition, our investments in our real estate, corporate private equity and certain credit-oriented funds decreased due to net depreciation in the fair value of underlying portfolio investments.

Interest Income and Other was $44.5 million for the year ended December 31, 2008, an increase of $20.8 million, or 88%, compared to $23.7 million for the year ended December 31, 2007. The change primarily reflected increased interest earned on bank deposits and Treasury securities.

Management and Advisory Fees were $1.57 billion for the year ended December 31, 2007, an increase of $488.9 million, or 45%, compared with $1.08 billion for the year ended December 31, 2006. The change was primarily due to an increase in transaction fees driven by our funds’ acquisitions of Hilton Hotels and Equity Office Properties Trust, as well as an increase in base management fees due to an increase in Fee-Earning Assets Under Management. Additionally, an increase in fees earned by our fund placement business and restructuring and reorganization advisory services businesses contributed to the overall increase.

Performance Fees and Allocations were $1.13 billion for the year ended December 31, 2007, a decrease of $141.1 million, or 11%, compared to $1.27 billion for the year ended December 31, 2006. The change in Performance Fees and Allocations resulted primarily from a lower net appreciation in the fair value of the underlying portfolio investments of our real estate and corporate private equity funds compared to the prior year. Specifically, the fair value of our real estate and corporate private equity funds had a net appreciation of approximately 35% and 16%, respectively, as compared with 85% and 30%, respectively in the prior year. These decreases were substantially offset by strong performance in certain of our funds of hedge funds, credit-oriented funds and certain of our proprietary hedge funds.

Investment Income was $333.8 million for the year ended December 31, 2007, an increase of $74.0 million, or 29%, compared to $259.7 million for the year ended December 31, 2006. The increase was primarily attributable to returns earned on a $1.00 billion investment of a portion of our IPO proceeds in our funds of hedge funds, as well as returns earned on our investment in certain of our proprietary hedge funds. Fund level increases in the fair value of investments in our real estate funds due to accretive sales within our existing office and limited hospitality sector portfolios also contributed to the overall increase.

Interest Income and Other was $23.7 million for the year ended December 31, 2007, an increase of $10.9 million, compared to $12.8 million, or 85%, for the year ended December 31, 2006. The change primarily reflected increased interest earned on bank deposits and Treasury securities.

Expenses

Expenses were $4.39 billion for the year ended December 31, 2008, an increase of $1.62 billion, or 59%, compared to $2.76 billion for the year ended December 31, 2007. The change reflected higher Compensation and Benefits of $1.60 billion, principally resulting from the incremental amortization of equity-based compensation of $1.53 billion as well as compensation including performance payment arrangements associated with our senior managing directors and other selected employees which were accounted for as partnership distributions prior to our IPO. The year ended December 31, 2008 reflects a full year of equity-based compensation and performance payment arrangements versus only approximately one half year in 2007. The net addition of personnel to support the growth of each of our business segments, including expansion into Asia and our hedge fund businesses, also contributed to the increase in Compensation and Benefits. These increases were partially offset by a reduction in compensation costs of $202.0 million resulting from the reversal of prior period carried interest allocations to certain personnel due to a net reduction in the fair value of underlying funds’ investments. General, Administrative and Other increased $116.6 million compared to the year ended December 31, 2007, primarily due to $35.6 million of incremental amortization expense associated with intangible assets related to our IPO, acquisition of GSO, as well as an increase of costs associated with being a public company. Our expenses are primarily driven by levels of business activity, revenue growth and headcount expansion.

Expenses were $2.76 billion for the year ended December 31, 2007, an increase of $2.21 billion compared to $553.1 million for the year ended December 31, 2006. The change was driven by an increase in Compensation and Benefits of $2.01 billion, principally resulting from an increase in equity-based compensation of $1.77 billion arising from an equity-based compensation plan that did not exist prior to our IPO. Additionally, $128.8 million of the increased compensation expenses was due to performance payment arrangements associated with our senior managing directors, departed partners and other selected employees which were accounted for as partnership distributions prior to our IPO. The net addition of personnel to support the growth of each of our business segments, including office openings and expansion in London, Hong Kong, Japan and India, also contributed to the increase in Compensation and Benefits. General, Administrative and Other increased $201.8 million compared to the year ended December 31, 2006 primarily due to $117.6 million of amortization expense associated with intangible assets which did not exist in the period prior to our IPO as well as due to an increase of $47.9 million of professional fees due to the costs of being a public company.

Other Income (Loss)

Other Income (Loss) was $(872.3) million for the year ended December 31, 2008, a decrease of $6.39 billion compared to $5.42 billion for the year ended December 31, 2007. The change was due to the deconsolidation of certain of our funds in our Corporate Private Equity, Real Estate and Credit and Marketable Alternatives segments as described above in “—Consolidation and Deconsolidation of Blackstone Funds.”

These losses arose at the Blackstone Funds level, of which $(833.0) million of losses and $5.14 billion of gains were allocated to non-controlling interest holders for the years ended December 31, 2008 and December 31, 2007, respectively.

Other Income was $5.42 billion for the year ended December 31, 2007, a decrease of $667.0 million, or 11%, compared with $6.09 billion for the year ended December 31, 2006. The change was due to the deconsolidation of certain of our funds in our Corporate Private Equity, Real Estate and Credit and Marketable Alternatives segments at the IPO date. These gains arose at the Blackstone funds level, of which $5.14 billion and $5.86 billion were allocated to non-controlling interest holders for the years ended December 31, 2007 and December 31, 2006, respectively.

Fee-Earning Assets Under Management

Fee-Earning Assets Under Management were $91.04 billion at December 31, 2008, an increase of $7.89 billion, or 9%, compared with $83.15 billion at December 31, 2007. The increase was primarily driven by additional capital raised for our European focused real estate fund, contributions to our funds of hedge funds, the acquisition of GSO and the deployment of capital in funds which charge a fee based upon invested capital. These increases were partially offset by redemptions.

Fee-Earning Assets Under Management were $83.15 billion at December 31, 2007, an increase of $28.36 billion, or 52%, compared with $54.80 billion at December 31, 2006. The increase was primarily driven by additional capital raised for our fifth general corporate private equity fund, our sixth global real estate fund and contributions to our funds of hedge funds and proprietary hedge funds.

Assets Under Management

Assets Under Management were $94.56 billion at December 31, 2008, a decrease of $7.87 billion, or 8%, compared with $102.43 billion at December 31, 2007. The change was principally due to a net depreciation in the fair value of portfolio investments of $27.19 billion. This was partially offset by the addition of $12.25 billion of Assets Under Management associated with our acquisition of GSO and $5.63 billion of inflows into our real estate funds, primarily our European focused real estate fund.

Assets Under Management were $102.43 billion at December 31, 2007, an increase of $32.92 billion, or 47%, from $69.51 billion at December 31, 2006. The change was primarily due to a net appreciation in the fair value of portfolio investments in our corporate private equity and real estate funds and $10.11 billion of capital raised for our sixth global real estate fund. Additionally, significant inflows from clients, as well as our $1.25 billion investment of a portion of our IPO proceeds in our funds of hedge funds and proprietary hedge funds, contributed to the overall increase.

Capital Deployed

Limited Partner Capital Invested was $6.55 billion for the year ended December 31, 2008, a decrease of $8.22 billion, or 56%, compared to $14.77 billion for the year ended December 31, 2007. The change reflected a decrease in the size and volume of consummated transactions, compared to the prior year that most notably reflected our funds’ investments to acquire Equity Office Properties Trust and Hilton Hotels.

Limited Partner Capital Invested was $14.77 billion for the year ended December 31, 2007, an increase of $3.96 billion, or 37%, compared with $10.81 billion for the prior year. The change was due to an increase in our real estate funds of $5.04 billion, offset by a decrease in our corporate private equity funds of $1.22 billion.

Segment Analysis

Discussed below is our ENI for each of our reportable segments. This information is reflected in the manner utilized by our senior management to make operating decisions, assess performance and allocate resources. References to “our” sectors or investments may also refer to portfolio companies and investments of the underlying funds that we manage.

For segment reporting purposes, revenues and expenses are presented on a basis that deconsolidates the investment funds we manage. As a result, segment revenues are greater than those presented on a consolidated and combined GAAP basis because fund management fees recognized in certain segments are received from the Blackstone Funds and eliminated in consolidation when presented on a consolidated and combined GAAP basis. Furthermore, segment expenses are lower than related amounts presented on a consolidated and combined GAAP basis due to the exclusion of fund expenses that are paid by Limited Partners and the elimination of non-controlling interests.

Corporate Private Equity

The following table presents our results of operations for our Corporate Private Equity segment:

	Year Ended December 31,
	2008	2007	2006
	(Dollars in Thousands)
Segment Revenues
Management Fees
Base Management Fees	$268,961	$254,843	$222,509
Transaction and Other Fees	80,950	178,071	199,455
Management Fee Offsets	(34,016)	(65,035)	(17,668)

Total Management Fees	315,895	367,879	404,296
Performance Fees and Allocations	(430,485)	379,917	594,494
Investment Income (Loss) and Other	(171,580)	117,533	128,787

Total Revenues	(286,170)	865,329	1,127,577

Expenses
Compensation and Benefits	16,206	96,402	61,882
Other Operating Expenses	90,130	78,473	55,841

Total Expenses	106,336	174,875	117,723

Economic Net Income (Loss)	$(392,506)	$690,454	$1,009,854

The following operating metrics are used in the management of this business segment:

	Year Ended December 31,
	2008	2007	2006
	(Dollars in Thousands)
Fee-Earning Assets Under Management (End of Period)	$25,509,163	$25,040,513	$21,122,326

Assets Under Management
Balance, Beginning of Period	$31,802,951	$29,808,110	$27,263,416
Inflows, including Commitments	127,930	5,456,134	4,984,750
Outflows, including Distributions	(964,182)	(5,917,520)	(5,581,864)
Market Appreciation (Depreciation)	(7,033,188)	2,456,227	3,141,808

Balance, End of Period	$23,933,511	$31,802,951	$29,808,110

Capital Deployed
Limited Partner Capital Invested	$3,760,262	$6,331,304	$7,549,449

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007 and Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Revenues

Revenues were $(286.2) million for the year ended December 31, 2008, a decrease of $1.15 billion compared to $865.3 million for the year ended December 31, 2007. The negative Performance Fees and Allocations and Investment Income (Loss) and Other were driven by a net depreciation in the fair value of certain portfolio investments resulting from reduced exit multiples, lower operating projections for some portfolio companies, decreased share prices of various publicly held investments and the decrease of the value of foreign currencies versus the U.S. dollar. Overall, the fair value of the segment’s underlying portfolio investments depreciated by approximately 32% for 2008 compared to a net appreciation in fair value of approximately 16% in 2007. Transaction and Other Fees decreased $97.1 million primarily due to a reduction in the number and size of closed fee-earning transactions in 2008, as well as a substantial transaction fee earned from our fund’s acquisition of Hilton Hotels together with our real estate funds in 2007. The $31.0 million decrease in Management Fee Offsets was primarily due to $24.2 million related to a reverse termination fee incurred in 2007 in connection with the termination of our planned acquisition of a subsidiary of PHH Corporation. Base Management Fees increased $14.1 million primarily due to the full-year impact of management fees on the $5.46 billion of inflows to Assets Under Management in 2007, driven by $4.68 billion of additional capital raised for our fifth general corporate private equity fund.

Revenues were $865.3 million for the year ended December 31, 2007, a decrease of $262.2 million, or 23% compared with $1.13 billion for the prior year. The change in both Performance Fees and Allocations and Investment Income and Other were driven primarily by lower net appreciation in the fair value of the underlying portfolio investments as compared to 2006. Specifically, in 2007 the fair value of the segment’s underlying portfolio investments appreciated by approximately 16% as compared to net appreciation in the fair value of approximately 30% in 2006. The weighted-average base on which this increase was calculated was approximately 57% greater in 2007 than the comparable base in 2006. Most significantly, due to the adverse conditions in the credit markets in the fall of 2007 which affected monoline financial guarantors, the carrying value of our portfolio investment in Financial Guaranty Insurance Company was reduced and accounted for $110.2 million or 51% of the decline in Performance Fees and Allocations. Base Management Fees increased $32.3 million as a result of $4.68 billion of additional capital raised for our fifth general corporate private equity fund during 2007. Management Fee Offsets increased $47.4 million due principally to an increase of $38.2 million in broken deal expenses, which included $24.2 million related to a reverse termination fee incurred in connection with the termination of our fifth general corporate private equity fund’s planned acquisition of a subsidiary of PHH Corporation and $9.2 million of placement fees paid for additional capital raised by our fifth general corporate private equity fund. The change in Transaction and Other Fees was due to fewer closed fee-earning transactions during 2007.

Expenses

Expenses were $106.3 million for the year ended December 31, 2008, a decrease of $68.5 million, or 39%, compared to $174.9 million for the year ended December 30, 2007. The decrease in Compensation and Benefits of $80.2 million resulted principally from the reversal of prior period carried interest allocations to certain personnel of $126.9 million, primarily due to the depreciation in fair value of certain portfolio investments. These decreases were partially offset by the impact of performance payment arrangements associated with our senior managing directors and other selected employees which were accounted for as partnership distributions prior to our IPO. Other Operating Expenses increased $11.7 million principally due to increases in professional fees, occupancy costs and foreign exchange losses, partially offset by a decrease in interest expense.

Expenses were $174.9 million for the year ended December 31, 2007, an increase of $57.2 million, or 49%, compared with $117.7 million for the prior year. The increase was primarily due to an increase in Compensation and Benefits of $34.5 million, principally resulting from compensation expenses including performance payment arrangements associated with our senior managing directors and other selected employees which were accounted for as partnership distributions prior to our IPO. Additionally, Other Operating Expenses increased $22.6 million primarily due to an $18.1 million increase in professional fees primarily related to the costs of being a public company.

Fee-Earning Assets Under Management

Fee-Earning Assets Under Management were $25.51 billion at December 31, 2008, an increase of $468.7 million compared with $25.04 billion at December 31, 2007. The increase was driven primarily by the deployment of capital in funds which charge a fee based upon invested capital.

Fee-Earning Assets Under Management were $25.04 billion at December 31, 2007, an increase of $3.92 billion, or 19%, compared with $21.12 billion at December 31, 2006. The increase was driven by additional capital raised for our fifth general corporate private equity fund.

Assets Under Management

Assets Under Management were $23.93 billion at December 31, 2008, a decrease of $7.87 billion, or 25%, compared with $31.80 billion at December 31, 2007. The decrease was primarily due to a net depreciation in the fair value of our portfolio investments of $7.03 billion and realizations of $456.9 million.

Assets Under Management were $31.80 billion at December 31, 2007, an increase of $1.99 billion, or 7%, compared with $29.81 billion at December 31, 2006. The increase was primarily due to $5.46 billion of inflows, primarily related to additional capital raised for our fifth general corporate private equity fund and a $2.46 billion net appreciation in the fair value of our portfolio investments. These increases were partially offset by realizations.

Capital Deployed

Limited Partner Capital Invested was $3.76 billion for the year ended December 31, 2008, a decrease of $2.57 billion, or 41%, compared to $6.33 billion for the year ended December 31, 2007. This decrease reflected a reduction in the number and size of investments closed during 2008 as asset values declined, sellers of businesses withdrew from the market and lenders continued to severely restrict commitments to new debt, as discussed above in “—Business Environment.”

Limited Partner Capital Invested was $6.33 billion for the year ended December 31, 2007, a decrease of $1.22 billion, or 16%, compared with $7.55 billion for the prior year. This decrease reflected reduced investment activity during the year ended December 31, 2007 due to a substantial tightening of credit which significantly reduced funding availability to initiate new, large-sized leveraged transactions.

Real Estate

The following table presents our results of operations for our Real Estate segment:

	Year Ended December 31,
	2008	2007	2006
	(Dollars in Thousands)
Segment Revenues
Management Fees
Base Management Fees	$295,921	$233,072	$128,041
Transaction and Other Fees	36,046	348,410	144,541
Management Fee Offsets	(4,969)	(11,717)	(9,452)

Total Management Fees	326,998	569,765	263,130
Performance Fees and Allocations	(819,023)	623,951	633,596
Investment Income (Loss) and Other	(225,984)	135,827	102,444

Total Revenues	(718,009)	1,329,543	999,170

Expenses
Compensation and Benefits	76,793	145,146	67,767
Other Operating Expenses	55,782	54,829	28,659

Total Expenses	132,575	199,975	96,426

Economic Net Income (Loss)	$(850,584)	$1,129,568	$902,744

The following operating metrics are used in the management of this business segment:

	Year Ended December 31,
	2008	2007	2006
	(Dollars in Thousands)
Fee-Earning Assets Under Management (End of Period)	$22,970,438	$18,637,673	$9,084,168

Assets Under Management
Balance, Beginning of Period	$26,128,049	$12,796,999	$6,927,990
Inflows, including Commitments	5,626,201	12,384,277	5,667,599
Outflows, including Distributions	(146,877)	(2,722,013)	(3,060,190)
Market Appreciation (Depreciation)	(7,452,731)	3,668,786	3,261,600

Balance, End of Period	$24,154,642	$26,128,049	$12,796,999

Capital Deployed
Limited Partner Capital Invested	$968,684	$8,171,854	$3,130,945

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007 and Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Revenues

Revenues were $(718.0) million for the year ended December 31, 2008, a decrease of $2.05 billion compared to $1.33 billion for the year ended December 31, 2007. Performance Fees and Allocations and Investment Income (Loss) and Other decreased from the comparable 2007 period due principally to a net depreciation in the fair value of underlying portfolio investments of 39% for the year ended December 31, 2008, as compared with net appreciation of the underlying portfolio investments of 35% for the year ended December 31, 2007. The decline in 2008 was primarily the result of depreciation in the fair value of certain investments in our office and hospitality portfolios driven by both increases in capitalization rates and revised operating projections.

Transaction and Other Fees decreased $312.4 million in 2008 primarily due to a substantial transaction fee earned from our funds’ acquisitions of Equity Office Properties Trust and Hilton Hotels in 2007. The increase in Base Management Fees of $62.8 million was primarily due to $5.63 billion of inflows, primarily related to additional capital raised for our European focused real estate fund, as well as a full twelve months of management fees from our sixth global real estate fund which commenced in February 2007.

Revenues were $1.33 billion for the year ended December 31, 2007, an increase of $330.4 million, or 33%, compared to $999.2 million for the year ended December 31, 2006. The change in Transaction and Other Fees was primarily due to the acquisitions of Hilton Hotels and Equity Office Properties Trust during 2007. Base Management Fees increased $105.0 million attributable to $114.3 million of fees generated from $10.11 billion of capital raised for our sixth global real estate fund, which commenced in February 2007. The increase in Investment Income and Other was attributable to net appreciation in the fair value of underlying portfolio investments due to accretive sales within our existing office and limited service hospitality portfolios. Overall, for the year ended December 31, 2007, the fair value of the segment’s underlying portfolio investments appreciated by approximately 35% as compared to net appreciation of approximately 85% in the prior year. The weighted-average base on which this increase was calculated was approximately three times greater in 2007 than the comparable base in the prior year. Our related Performance Fees and Allocations in 2007 were slightly lower compared with 2006 due to the increased amount of certain fees and expenses that must be deducted which had the effect of reducing our carried interest share of such increases in value.

Expenses

Expenses were $132.6 million for the year ended December 31, 2008, a decrease of $67.4 million, or 34%, compared to $200.0 million for the year ended December 31, 2007. Compensation and Benefits decreased $68.4 million, principally from the reversal of prior period carried interest allocations to certain personnel of $70.6 million primarily due to the depreciation in fair value of certain fund investments.

Expenses were $200.0 million for the year ended December 31, 2007, an increase of $103.5 million compared with $96.4 million for the prior year. The change was primarily driven by an increase in Compensation and Benefits of $77.4 million, principally resulting from compensation expenses including performance payment arrangements associated with our senior managing directors and other selected employees which were accounted for as partnership distributions prior to our IPO. Headcount additions required to meet our increased investment activity, due to expansion into Asia and the launch of our sixth global real estate fund, also contributed to the increase in Compensation and Benefits. Other Operating Expenses increased $26.2 million, primarily related to an increase in professional fees of $17.5 million due to the costs of being a public company.

Fee-Earning Assets Under Management

Fee-Earning Assets Under Management were $22.97 billion at December 31, 2008, an increase of $4.33 billion, or 23%, compared with $18.64 billion at December 31, 2007. The increase was primarily driven by additional capital raised for our European focused real estate fund since December 31, 2007.

Fee-Earning Assets Under Management were $18.64 billion at December 31, 2007, an increase of $9.55 billion compared with $9.08 billion at December 31, 2006. The increase was primarily driven by capital raised for our sixth global real estate fund.

Assets Under Management

Assets Under Management were $24.15 billion at December 31, 2008, a decrease of $1.97 billion, or 8%, compared with $26.13 billion at December 31, 2007. The change was primarily due to net depreciation in the fair value of underlying portfolio investments, partially offset by $5.63 billion of inflows, primarily related to additional capital raised for our European focused real estate fund since December 31, 2007.

Assets Under Management were $26.13 billion at December 31, 2007, an increase of $13.33 billion compared with $12.80 billion at December 31, 2006. The change was primarily due to $12.38 billion of inflows, principally from $10.11 billion of capital raised for our sixth global real estate fund and net appreciation of the fair value of portfolio investments, primarily in our office and hospitality sectors.

Capital Deployed

Limited Partner Capital Invested was $968.7 million for the year ended December 31, 2008, a decrease of $7.20 billion, or 88%, from $8.17 billion for the year ended December 31, 2007. This decrease reflected a reduction in the volume and size of closed transactions as a result of the market conditions in 2008.

Limited Partner Capital Invested was $8.17 billion for the year ended December 31, 2007, an increase of $5.04 billion compared with $3.13 billion for the prior year. The change reflected an increase in size and volume of investment activity in 2007, most notably our funds’ acquisitions of Hilton Hotels for $3.71 billion and Equity Office Properties Trust for $3.27 billion.

Credit and Marketable Alternatives

The following table presents our results of operations for our Credit and Marketable Alternatives segment:

	Year Ended December 31,
	2008	2007	2006
	(Dollars in Thousands)
Segment Revenues
Management Fees
Base Management Fees	$476,836	$316,337	$183,027
Transaction and Other Fees	8,516	6,630	6,581
Management Fee Offsets	(6,606)	(33)	(1,215)

Total Management Fees	478,746	322,934	188,393
Performance Fees and Allocations	2,259	156,980	67,322
Investment Income (Loss) and Other	(329,485)*	148,082	64,751

Total Revenues	151,520	627,996	320,466

Expenses
Compensation and Benefits	240,955	150,330	74,855
Other Operating Expenses	106,027	74,728	53,942

Total Expenses	346,982	225,058	128,797

Economic Net Income (Loss)	$(195,462)	$402,938	$191,669

*	$(322.2) million of this loss was related to Blackstone’s equity invested in liquid Credit and Marketable Alternatives funds.

The following operating metrics are used in the management of this business segment:

	Year Ended December 31,
	2008	2007	2006
	(Dollars in Thousands)
Fee-Earning Assets Under Management (End of Period)	$42,561,456	$39,474,067	$24,588,966

Assets Under Management
Balance, Beginning of Period	$44,496,372	$26,907,093	$16,907,421
Inflows, including Commitments	24,519,637	13,783,935	8,589,894
Outflows, including Distributions	(9,841,305)	(1,788,133)	(1,393,090)
Market Appreciation (Depreciation)	(12,703,640)	5,593,477	2,802,868

Balance, End of Period	$46,471,064	$44,496,372	$26,907,093

Capital Deployed
Limited Partner Capital Invested	$1,819,705	$268,201	$131,746

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007 and Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Revenues

Revenues were $151.5 million for the year ended December 31, 2008, a decrease of $476.5 million, or 76%, compared to $628.0 million for the year ended December 31, 2007. The decrease in Investment Income (Loss) and Other was due to declines in Blackstone’s investments in certain of our funds of hedge funds, then-existing proprietary hedge funds and credit-oriented funds. The decrease in Performance Fees and Allocations was attributable to net depreciation of the investment portfolios principally in certain of our funds of hedge funds, then-existing proprietary hedge funds and credit-oriented funds as compared to the year ended December 31, 2007. Base Management Fees increased $160.5 million due to an increase in the Fee-Earning Assets Under Management in 2008 as compared with 2007. Additionally, our acquisition of GSO in the first quarter of 2008 contributed $102.5 million of the overall increase.

Revenues were $628.0 million for the year ended December 31, 2007, an increase of $307.5 million, or 96%, compared to $320.5 million for the year ended December 31, 2006. Base Management Fees increased $133.3 million, or 73%, primarily due to an increase of $14.89 billion in Fee-Earning Assets Under Management, resulting from significant net inflows from institutional investors in new and existing funds, an increase in net appreciation of the portfolio and the launch of our equity hedge fund in the fourth quarter of 2006. The increase in Performance Fees and Allocations was primarily attributable to favorable investment performance in certain of our funds of hedge funds, our corporate debt funds and certain of our proprietary hedge funds. Investment Income and Other increased principally driven by returns earned on a $1.00 billion investment of a portion of our IPO proceeds in our funds of hedge funds, as well as returns earned on our investment in certain of our proprietary hedge funds.

Expenses

Expenses were $347.0 million for the year ended December 31, 2008, an increase of $121.9 million, or 54%, compared to $225.1 million for the year ended December 31, 2007. The increase in Compensation and Benefits of $90.6 million was principally related to the acquisition of GSO which contributed $70.9 million of the overall increase. Additionally, compensation including performance payment arrangements associated with our senior managing directors and other selected employees which were accounted for as partnership distributions prior to our IPO were a factor in the increase. To a lesser extent, headcount additions due to expansion into Asia and the launch of new funds contributed to the increase in Compensation and Benefits. Other Operating Expenses increased $31.3 million, primarily due to the acquisition of GSO, partially offset by a decrease in interest expense as a result of decreased investment activity. Included in our 2008 expenses were $10.3 million of restructuring accruals related to the restructuring of two of our single manager proprietary hedge funds and our credit-oriented funds.

Expenses were $225.1 million for the year ended December 31, 2007, an increase of $96.3 million, or 75%, compared to $128.8 million for the year ended December 31, 2006. The increase in Compensation and Benefits of $75.5 million was principally related to compensation expenses including performance payment arrangements associated with our senior managing directors and other selected employees which were accounted for as partnership distributions prior to our IPO. Personnel additions to support asset growth, expansion into new business initiatives and the creation of new investment products contributed to the increase in compensation expenses. Other Operating Expenses increased $20.8 million, primarily due to an increase in professional fees associated with raising capital and the cost of being a public company.

Fee-Earning Assets Under Management

Fee-Earning Assets Under Management were $42.56 billion at December 31, 2008, an increase of $3.09 billion, or 8%, compared $39.47 billion at December 31, 2007. The increase was primarily driven by the acquisition of GSO and capital raised in our funds of hedge funds, partially offset by redemptions.

Fee-Earning Assets Under Management were $39.47 billion at December 31, 2007, an increase of $14.89 billion compared with $24.59 billion at December 31, 2006. The increase was driven primarily by contributions to our funds of hedge funds and proprietary hedge funds.

Assets Under Management

Assets Under Management were $46.47 billion at December 31, 2008, an increase of $1.97 billion, or 4%, compared to $44.50 billion at December 31, 2007. The change was driven by the acquisition of GSO, which contributed $12.25 billion to Assets Under Management, as well as capital raised in our funds of hedge funds of $7.72 billion. These increases were substantially offset by reductions in fair value of portfolio investments of $12.70 billion and total outflows of $9.84 billion primarily comprised of redemptions and realizations.

Assets Under Management were $44.50 billion at December 31, 2007, a net increase of $17.59 billion, or 65%, compared to $26.91 billion at December 31, 2006. The increase was due to significant inflows from a globally diverse base of clients, as well as our $1.25 billion investment of a portion of our IPO proceeds in our funds of hedge funds and proprietary hedge funds. Additionally, an increase in net appreciation in the fair value of portfolio investments contributed to the total increase. Our funds of hedge funds contributed $11.93 billion, or 68%, to the overall increase, primarily arising from new contributions from pension funds and financial institutions worldwide as well as a $1.00 billion investment of some of our IPO proceeds. Our proprietary hedge funds and our corporate debt vehicles contributed $2.64 billion and $2.13 billion, respectively, of the overall increase.

Capital Deployed

Limited Partner Capital Invested was $1.82 billion for the year ended December 31, 2008, an increase of $1.55 billion compared to $268.2 million for the year ended December 31, 2007. This increase principally reflected investments made by certain of our credit-oriented funds launched in 2008.

Limited Partner Capital Invested was $268.2 million for the year ended December 31, 2007, an increase of $136.5 million compared to $131.7 million for the year ended December 31, 2006.

Financial Advisory

The following table presents our results of operations for our Financial Advisory segment:

	Year Ended December 31,
	2008	2007	2006
	(Dollars in Thousands)
Segment Revenues
Advisory Fees	$397,519	$360,284	$256,914
Investment Income and Other	13,047	7,374	3,408

Total Revenues	410,566	367,658	260,322

Expenses
Compensation and Benefits	234,755	132,633	45,563
Other Operating Expenses	67,277	39,037	20,886

Total Expenses	302,032	171,670	66,449

Economic Net Income	$108,534	$195,988	$193,873

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007 and Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Revenues

Revenues were $410.6 million for the year ended December 31, 2008, an increase of $42.9 million, or 12%, compared to $367.7 million for the year ended December 31, 2007. The change was driven by an increase in fees of $50.8 million, or 81%, generated by our restructuring and reorganization advisory services business as continued credit market turmoil and low levels of available liquidity led to increased bankruptcies, debt defaults and debt restructurings. Additionally, fees earned from our corporate and mergers and acquisitions advisory services business increased $22.2 million, or 17% as clients increasingly looked to us for independent advice in complicated transactions. These increases were partially offset by a decrease of $35.7 million in fees generated from our fund placement business as compared to 2007 which included a substantial fee earned from one transaction in the first quarter of the year.

Revenues were $367.7 million for the year ended December 31, 2007, an increase of $107.3 million, or 41%, compared to $260.3 million for the year ended December 31, 2006. The change was driven by an increase in fees of $111.0 million generated from our fund placement business principally related to a substantial fee earned from one transaction in the first quarter of 2007. Additionally, a $13.0 million increase in fees earned from our restructuring and reorganization advisory services business was partially offset by a decrease of $20.6 million in fees generated from our corporate and mergers and acquisitions advisory services business.

The revenues generated by each of the businesses in our financial advisory segment are transactional in nature and therefore results can fluctuate significantly from period to period.

Expenses

Expenses were $302.0 million for the year ended December 31, 2008, an increase of $130.3 million, or 76%, compared to $171.7 million for the year ended December 31, 2007. Compensation and Benefits increased $102.1 million principally related to compensation associated with our senior managing directors which was accounted for as partnership distributions prior to our IPO. Additionally, the change in Compensation and Benefits was due to an increase in Advisory Fees revenues as a portion of compensation is directly related to the profitability of each of the service businesses. Other Operating Expenses increased $28.2 million, principally due to costs related to the expansion of our London and Hong Kong-based corporate and mergers and acquisitions advisory services business and an increase in bad debt expense.

Expenses were $171.7 million for the year ended December 31, 2007, an increase of $105.2 million compared with $66.4 million for the year ended December 31, 2006. Compensation and Benefits increased $87.1 million principally related to compensation expenses associated with our senior managing directors and other selected employees which were accounted for as partnership distributions prior to our IPO. Personnel additions in our fund placement and corporate and mergers and acquisitions businesses also contributed to the overall increase in compensation expense. Other Operating Expenses increased $18.2 million, principally due to $9.1 million of costs related to the expansion of our London-based fund placement and corporate and mergers and acquisitions advisory services businesses and increased professional fees of $8.8 million due to the cost of being a public company.

Liquidity and Capital Resources

Liquidity and Capital Resources

Blackstone’s business model derives revenue primarily from third party assets under management and from advisory businesses. Blackstone is not a capital or balance sheet intensive business and targets operating expense levels such that total management and advisory fees exceed total operating expense each period. As a result, Blackstone requires limited capital resources to support the working capital or operating needs of our businesses to fund growth in our business. Blackstone draws primarily on the long term committed capital of our limited partner investors to fund the investment requirements of the Blackstone Funds and uses its own realizations and cash flows to invest in growth initiatives or make commitments to its own funds which are typically less than 5% of the assets under management.

Fluctuations in our balance sheet result primarily from activities of the Blackstone Funds which are consolidated. The majority economic ownership interests of these Blackstone Funds are reflected as Non-controlling Interests in Consolidated Entities in the consolidated and combined financial statements. The consolidation of these Blackstone Funds has no net effect on the Partnership’s Net Income or Partners’ Capital. Additionally, fluctuations in our balance sheet also include appreciation or depreciation in Blackstone investments in the Blackstone Funds, additional investments and redemptions of such interests in the Blackstone Funds and the collection of receivables related to management and advisory fees. For the year ended December 31, 2008, we had total management and advisory fees and interest income of $1.56 billion and total cash expenses of $1.13 billion, generating Net Fee Related Earnings from Operations of $427.7 million for the year.

Blackstone has multiple sources of liquidity to meet its capital needs, including annual cash flow, accumulated earnings in the businesses, investments in its own liquid funds and access to the committed credit facility described below. At December 31, 2008, we had $503.7 million in cash, $297.0 million invested in liquid Blackstone funds and pending redemptions from our liquid funds of $692.5 million against only $250.0 million in unsecured debt under our revolving credit facility as described further below. The Consolidated and Combined Statements of Cash Flows reflect the cash flows of the Blackstone operating businesses as well as those of the consolidated Blackstone Funds.

We use Adjusted Cash Flow from Operations as a supplemental non-GAAP measure to assess our cash flow and amounts available for distribution to unitholders. In accordance with GAAP, certain of the Blackstone Funds are consolidated into the consolidated and combined financial statements of Blackstone, notwithstanding the fact that Blackstone has only a minor economic interest in these funds. Consequently, Blackstone’s consolidated financial statements reflect the cash flows of the consolidated Blackstone Funds on a gross basis rather than the cash flows attributable to Blackstone. Adjusted Cash Flow from Operations is therefore intended to reflect the cash flows attributable to Blackstone and is equal to operating activities presented in accordance with GAAP, adjusted for cash flows relating to changes in our operating assets and liabilities, Blackstone Funds’ related investment activity, differences in the timing of realized gains between Blackstone and Blackstone Funds, non-controlling interests related to departed employees and non-controlling interests in income of consolidated entities and other non-cash adjustments. Management assesses Adjusted Cash Flows from Operations, which is derived from our segment reported results, by monitoring its key components, defined by management to be (1) Net Fee Related Earnings from Operations, (2) Performance Fees and Allocations net of related profit sharing interests that are included in compensation and (3) Blackstone investment income related to its investments in liquid funds and its net realized investment income on its illiquid investments.

On May 12, 2008, we renewed our existing credit facility by entering into a new $1.0 billion revolving credit facility (“New Credit Facility”). The New Credit Facility provides for revolving credit borrowings, with a final maturity date of May 11, 2009. Interest on the borrowings is based on an adjusted LIBOR rate or alternate base rate, in each case plus a margin, and undrawn commitments bear a commitment fee. The New Credit Facility is unsecured and unguaranteed. We are currently engaged in discussions with lenders seeking to renew all or part of our existing revolving credit facility or find alternate financing on commercially reasonable terms.

The following table is a reconciliation of Net Cash Provided by (Used In) Operating Activities presented on a GAAP basis to Adjusted Cash Flows from Operations:

	Year Ended December 31,
	2008	2007	2006
	(Dollars in Thousands)
Net Cash Provided by (Used In) Operating Activities	$1,890,435	$(850,296)	$(4,396,614)
Changes in Operating Assets and Liabilities	(983,954)	166,867	1,154,680
Blackstone Funds Related Investment Activities	(469,693)	1,699,433	3,776,325
Net Realized Gains (Losses) on Investments	(164,726)	3,800,137	5,054,995
Non-controlling Interests in Income of Consolidated Entities	3,750,567	(1,499,587)	(3,950,664)
Realized Gains (Losses)—Blackstone Funds	(197,426)	87,373	28,687

		Pro Forma
Cash Flows from Operations—Adjustments (a)
Elimination of Non-Contributed Entities (b)	—	(46,523)	(134,442)
Increase in Compensation Expense (c)	—	(255,426)	(315,573)
Interests Held by Blackstone Holdings Limited Partners (d)	(3,638,799)	(1,101,730)	—
Eliminate Interest Expense (e)	—	26,302	35,767
Realized Gains—Blackstone Funds	—	(275,333)	60,828
Incremental Cash Tax Effect (f)	(57,603)	(234,613)	(216,712)

Adjusted Cash Flows from Operations	$128,801	$1,516,604	$1,097,277

The following table provides the details of the components of Adjusted Cash Flows from Operations. Adjusted Cash Flow from Operations is the principal factor in determining the amount of distributions to unitholders.

	Year Ended December 31,
	2008	2007	2006
	(Dollars in Thousands)
		Pro Forma
Fee Related Earnings
Total Management and Advisory Fees (g)	$1,561,768	$1,638,947	$1,121,006
Total Expenses (h)	1,134,100	1,252,250	922,166

Net Fee Related Earnings from Operations	427,668	386,697	198,840

Performance Fees and Allocations Net of Related Compensation (i)	33,210	829,568	710,861

Blackstone Investment Income (j)
Liquid	(327,453)	138,203	39,360
Illiquid	(4,624)	162,136	148,216

	(332,077)	300,339	187,576

Adjusted Cash Flows from Operations	$128,801	$1,516,604	$1,097,277

Earnings Before Interest, Taxes and Depreciation and Amortization from Net Fee Related Earnings from Operations (k)	$510,754	$686,169	$455,901

(a)	Adjusted Cash Flow from Operations is based upon historical results of operations and gives effect to the pre-initial public offering reorganization and the initial public offering as if they were completed as of January 1, 2007. These pro forma adjustments are consistent with Rule 11-01 of Regulation S–X at the time of the IPO.
(b)	Represent adjustments to eliminate from Adjusted Cash Flow from Operations the cash flows of the businesses that were not contributed as part of the reorganization.
(c)	Represent adjustments to reflect in Adjusted Cash Flow from Operations the cash portion of expenses related to employee compensation that were not effective prior to the reorganization as well as vested carried interest for departed partners.
(d)	Represents an adjustment to add back net income (loss) allocable to interest holders of Blackstone Holdings Limited Partners after the Reorganization recorded as Non-Controlling Interests.
(e)	Represent adjustments to eliminate interest expense in Adjusted Cash Flow from Operations for 2007 and 2006 on the assumption that the revolving credit facility was repaid in full from the proceeds of the offering.
(f)	Represent the provisions for and/or adjustments to income taxes that were calculated using the same methodology applied in calculating such amounts for the period after the reorganization.
(g)	Comprised of total reportable segment Management and Advisory Fees plus Interest Income.
(h)	Comprised of total reportable segment compensation expense (excluding compensation expense related to Performance Fees and Allocations pursuant to Blackstone’s profit sharing plans related to carried interest and incentive fees which are included in (i) below), other operating expenses and Blackstone’s estimate of cash taxes currently due.
(i)	Represents realized Performance Fees and Allocations net of corresponding actual amounts due under Blackstone’s profit sharing plans related thereto.
(j)	Comprised of Blackstone’s investment income (realized and unrealized) from its liquid investments in its Credit and Marketable Alternatives segment as well as its net realized investment income from its illiquid investments, principally in its Corporate Private Equity and Real Estate Segments and permanent impairment charges on certain illiquid investments.
(k)	Earnings Before Interest, Taxes and Depreciation and Amortization from Net Fee Related Earnings from Operations represents Net Fee Related Earnings from Operations adding back the implied cash taxes payable component from the Adjusted Cash Flows from Operations reconciliation presented above, which is included in (f), and segment interest and segment depreciation and amortization. The cash taxes payable component of (f) was $43.5 million, $282.3 million and $248.6 million for the years ended December 31, 2008, 2007 and 2006, respectively. Interest and depreciation and amortization was $39.6 million, $17.1 million and $8.4 million the years ended December 31, 2008, 2007 and 2006, respectively.

Our Sources of Cash and Liquidity Needs

We expect that our primary liquidity needs will be cash to (1) provide capital to facilitate the growth of our existing businesses which principally includes funding our general partner and co-investment commitments to our funds, (2) provide capital to facilitate our expansion into new businesses that are complementary, (3) pay operating expenses, including cash compensation to our employees and other obligations as they arise, (4) fund modest capital expenditures, (5) repay borrowings and related interest costs, (6) pay income taxes and (7) make distributions to our unitholders and the holders of Blackstone Holdings Partnership Units. Our own capital commitments to our funds and funds we invest in as of December 31, 2008, consisted of the following:

Fund	Original Commitment	Remaining Commitment
	(Dollars in Thousands)
Corporate Private Equity and Related Funds
BCP VI	$500,000	$500,000
BCP V	629,356	206,700
BCP IV	150,000	19,308
BCOM	50,000	6,578
Real Estate Funds
BREP VI	750,000	444,418
BREP V	52,545	9,206
BREP International II	28,189	5,215
BREP IV	50,000	—
BREP International	20,000	3,293
BREP Europe III	100,000	100,000
Real Estate Special Situations	50,000	36,286
Credit and Marketable Alternatives
BMEZZ II	17,692	3,626
BMEZZ	41,000	2,609
Strategic Alliance	50,000	28,158
Blackstone Credit Liquidity Partners	32,244	13,043
Value Recovery	25,000	8,793
GSO Capital Opportunities	1,000	642
GSO Liquidity Partners	601	—
GSO Liquidity Sidecar	250	—

Total	$2,547,877	$1,387,875

For some of the general partner commitments shown in the table above we require our senior managing directors and certain other professionals to fund a portion of the commitment even though the ultimate obligation to fund the aggregate commitment is ours pursuant to the governing agreements of the respective funds. For BCP VI, BREP VI and BREP Europe III it is intended that our senior managing directors and certain other professionals will fund $250 million, $150 million and $35 million of the aggregate applicable general partner commitment shown above, respectively. We expect our commitments to be drawn down over time and to be funded by available cash and cash generated from operations and realizations. Taking into account prevailing market conditions and both the liquidity and cash or liquid investment balances, we believe that the sources of liquidity described below will be more than sufficient to fund our working capital requirements.

In addition to the cash we received in connection with our IPO, we expect to receive (1) cash generated from operating activities, (2) carried interest and incentive income realizations, and (3) realizations on the carry fund investments that we make. Blackstone’s investment income from our liquid investments (whether or not realized) from our Credit and Marketable Alternatives segment is also included in our Adjusted Cash Flows from Operations. The amounts received from the latter three sources in particular may vary substantially from year to year and quarter to quarter depending on the frequency and size of realization events or net returns experienced by our investment funds. Our available capital could be adversely affected if there are prolonged periods of few substantial realizations from our investment funds accompanied by substantial capital calls from those investment funds.

Therefore, Blackstone’s commitments to our funds are taken into consideration when managing our overall liquidity and cash position.

We expect to use our Adjusted Cash Flows from Operations to make cash distributions to our common unitholders in accordance with our distribution policy. As we have previously reported, our current intention is to distribute to our common unitholders substantially all of our net after-tax share of our annual Adjusted Cash Flow from Operations in excess of amounts determined by our general partner to be necessary or appropriate to provide for the conduct of our business, to make appropriate investments in our business and our funds, to comply with applicable law, any of our debt instruments or other agreements, or to provide for future distributions to common unitholders for any ensuing quarter. The declaration and payment of any distributions will be at the sole discretion of our general partner, which may change our distribution policy at any time. As we have previously reported, until December 31, 2009, Blackstone personnel and others who hold Blackstone Holdings partnership units (and who own approximately 75% of all outstanding units, with common unitholders holding the remaining 25%) will not receive any distributions with respect to their Blackstone Holdings partnership units, (other than tax distributions in the circumstances specified in “—Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities”) for a year unless and until our common unitholders receive aggregate distributions of $1.20 per common unit for such year. We do not intend to maintain this priority allocation after December 31, 2009.

As we have previously indicated, our ability to make cash distributions to our unitholders will depend on a number of factors, including among others general economic and business conditions, our strategic plans and prospects, our business and investment opportunities, our financial condition and operating results, working capital requirements and anticipated cash needs, contractual restrictions and obligations including fulfilling our current and future capital commitments, legal, tax and regulatory restrictions, restrictions and other implications on the payment of distributions by us to our common unitholders or by our subsidiaries to us and such other factors as our general partner may deem relevant. A significant component of our Cash Flow from Operations available for distributions has been the investment income that we receive from our Credit and Marketable Alternatives segment and our realized investment income received by our carry funds in respect of our investments in those segments’ investment funds. As noted above under “—Segment Analysis”, that component decreased in all three segments in 2008 due to a slowing global economy and overall declines in the global equity and debt markets.

The specific amount of this priority allocation of distributions to common unitholders prior to December 31, 2009 is governed by the amount of Blackstone’s Adjusted Cash Flow from Operations available for distributions, as determined in the manner specified in the preceding two paragraphs. The distribution paid on December 12, 2008 in respect of the third quarter of 2008 brought the total amount of distributions to common unitholders paid to date in respect of 2008 to approximately $240 million ($0.90 per common unit), exceeding Blackstone’s Adjusted Cash Flow from Operations of $128.8 million for the year ended December 31, 2008. Given these circumstances, there will not be any distribution paid to common unitholders in respect of the fourth quarter of 2008.

Public common unitholders will continue to receive a priority distribution ahead of Blackstone personnel and others through 2009, but the amount of those distributions in respect of 2009 will be based on the amount of Adjusted Cash Flows from Operations in 2009 available for distributions and could again fall below $1.20.

In January 2008, the Board of Directors of our general partner, Blackstone Group Management L.L.C., authorized the repurchase of up to $500 million of our common units and Blackstone Holdings Partnership Units. Under this unit repurchase program, units may be repurchased from time to time in open market transactions, in privately negotiated transactions or otherwise. The timing and the actual number of Blackstone common units and Blackstone Holdings Partnership Units repurchased will depend on a variety of factors, including legal requirements, price and economic and market conditions. This unit repurchase program may be suspended or discontinued at any time and does not have a specified expiration date. In 2008, we repurchased a combination of 9,221,979 vested and unvested Blackstone Holdings Partnership Units and Blackstone Common Units as part of the unit repurchase program for a total cost of $130.1 million.

We may under certain circumstances use leverage opportunistically and over time to create the most efficient capital structure for Blackstone and our public common unitholders. At December 31, 2008, we had partners’ equity of $3.51 billion, including $503.7 million in cash, $297.0 million in investments in liquid funds and pending redemptions from our liquid funds of $692.5 million, supporting debt drawn under our revolving credit facility of only $250.0 million excluding consolidated non-operating entities. We do not anticipate approaching significant leverage levels over the foreseeable future since the positive cash flows and the net proceeds from the IPO and sale of non-voting common units to the Beijing Wonderful Investments are expected to be our principal source of financing for our businesses. However, our debt-to-equity ratio may increase in the future.

Our corporate private equity funds, real estate funds and funds of hedge funds have not historically utilized substantial leverage at the fund level other than for short-term borrowings between the date of an investment and the receipt of capital from the investing fund’s investors. Our corporate private equity funds and real estate funds make direct or indirect investments in companies that utilize leverage in their capital structure. The degree of leverage employed varies among portfolio companies.

Certain of our Credit and Marketable Alternatives funds use leverage within their funds in order to obtain additional market exposure, enhance returns on invested capital and/or to bridge short-term cash needs. We also use leverage to enhance returns in some of our credit-oriented funds. The forms of leverage primarily employed by these funds include purchasing securities on margin, utilizing collateralized financing and using derivative instruments.

Critical Accounting Policies

We prepare our consolidated and combined financial statements in accordance with accounting principles generally accepted in the United States. In applying many of these accounting principles, we need to make assumptions, estimates and/or judgments that affect the reported amounts of assets, liabilities, revenues and expenses in our consolidated financial statements. We base our estimates and judgments on historical experience and other assumptions that we believe are reasonable under the circumstances. These assumptions, estimates and/or judgments, however, are often subjective. Actual results may be affected negatively based on changing circumstances. If actual amounts are ultimately different from our estimates, the revisions are included in our results of operations for the period in which the actual amounts become known. We believe the following critical accounting policies could potentially produce materially different results if we were to change underlying assumptions, estimates and/or judgments. (See Note 2. “Summary of Significant Accounting Policies” in the “Notes to the Consolidated and Combined Financial Statements” in “Part II. Item 8. Financial Statements and Supplementary Data” of this filing.)

Principles of Consolidation

Our policy is to combine, or consolidate, as appropriate, those entities in which, through Blackstone personnel, we have control over significant operating, financial or investing decisions of the entity.

For entities that are determined to be VIE’s, we consolidate those entities where we absorb a majority of the expected losses or a majority of the expected residual returns, or both, of such entity pursuant to the requirements of Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (Revised December 2003), Consolidation of Variable Interest Entities-an interpretation of ARB No. 51 (“FIN 46(R)”). The evaluation of whether a fund is subject to the requirements of FIN 46(R) as a VIE and the determination of whether we should consolidate such a VIE requires management’s judgment. In addition, we consolidate those entities we control through a majority voting interest or otherwise, including those Blackstone Funds in which the general partners are presumed to have control over them pursuant to Emerging Issues Task Force (“EITF”) Issue No. 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights (“EITF 04-5”). The provisions under both FIN 46(R) and EITF 04-5 have been applied retrospectively to prior periods. All intercompany transactions and balances have been eliminated.

For operating entities over which we may exercise significant influence but which do not meet the requirements for consolidation, we use the equity method of accounting whereby we record our share of the underlying income or losses of these entities.

Revenue Recognition

Management and Advisory Fees. Management fees consist of (1) Fund Management Fees and (2) Advisory Fees. Our revenue recognition policies are as follows:

(1)	Fund Management Fees. Fund management fees are comprised of:

(a)	Base Management Fees. Base management fees are fees charged directly to the fund or fund investors. Such fees are based upon the contractual terms of investment advisory and related agreements and are recognized as earned over the specified contract period.

(b)	Transaction and Other Fees. Transaction and other fees (including monitoring fees) are comprised of fees charged directly to funds and fund portfolio companies. Our investment advisory agreements generally require that the investment advisor share a portion of certain fees with the limited partners of the fund. Transaction and Other Fees are net of amounts, if any, shared with limited partners.

(c)	Management Fee Offsets. Our investment advisory agreements generally require that the investment advisor share a portion of certain expenses with the limited partners of the fund. These shared items (“management fee reductions”) reduce the management fees received from the limited partners. Management fee offsets are comprised primarily of broken deal and placement fee expenses.

(2)	Advisory Fees. Advisory Fees consist of advisory retainer and transaction-based fee arrangements related to mergers, acquisitions, restructurings, divestitures and fund placement services for alternative investment funds. Advisory retainer fees are recognized when services are rendered. Transaction fees are recognized when (i) there is evidence of an arrangement with a client, (ii) agreed upon services have been provided, (iii) fees are fixed or determinable and (iv) collection is reasonably assured. Fund placement services revenue is recognized as earned upon the acceptance by a fund of capital or capital commitments.

Performance Fees and Allocations. Performance fees and allocations represent the allocation of investment gains (“carried interest”) which are a component of our general partner interests in the corporate private equity, real estate and certain of our credit-oriented funds. Blackstone receives carried interest from a fund in the event investors in the fund achieve cumulative investment returns in excess of a specified rate. We accrue as revenue (and/or adjust previously recorded revenue to reflect) the amount that would be due to us pursuant to the fund agreements at each period end as if the fair value of the investments were realized as of such date, whether or not such amounts have actually been realized. In certain performance fee arrangements related to funds of hedge funds and certain of our credit-oriented funds in our Credit and Marketable Alternatives segment, we are entitled to receive performance fees and allocations subject to certain net loss carry-forward provisions (known as a “highwater mark”) and in some cases, when the return on assets under management exceeds certain benchmark returns or other performance targets. In such arrangements, performance fees and allocations are accrued monthly or quarterly based on measuring account / fund performance to date (whether or not such amounts have actually been realized) versus the performance benchmark stated in the investment management agreement. Each fund is considered separately for purposes of these arrangements. Accordingly, to the extent the amount that would be due to us in respect of a fund at a reporting period end is lower than the amount of performance fees or allocations that we have previously recognized in respect of such fund, we may reflect negative performance fees and allocations as this amount is reversed. However, we would cease to record negative performance fees and allocations with respect to a fund once previously recorded performance fees and allocations for such fund have been fully reversed (as we are not required to pay negative performance fees to any fund). We are not obligated to pay guaranteed returns or hurdles and, therefore, cannot have negative performance fees over the life of a fund. For our carry funds, Performance Fees and Allocations are recorded as realized when the underlying investment in a fund is profitably realized and the fund’s cumulative investment returns are in excess of a specified rate. For our hedge funds, Performance Fees and Allocations are realized at end of each fund’s measurement period, typically annually, as applicable to the performance fee or allocation.

Investment Income. Blackstone invests in corporate private equity funds, real estate funds, funds of hedge funds and credit-oriented funds that are not consolidated. The Partnership accounts for these investments under the equity method of accounting. Blackstone’s share of operating income generated by these investments is recorded as a component of Investment Income and Other. That amount reflects the fair value gains and losses of the associated funds’ underlying investments as we retain the specialized investment company accounting of these funds pursuant to EITF 85-12, Retention of Specialized Accounting for Investments in Consolidation (“EITF 85-12”). These funds generate realized and unrealized gains from underlying corporate private equity and real estate investments and investments in credit and marketable alternatives funds which reflect a combination of internal and external factors as described below. In addition, third-party hedge fund managers provide information regarding the valuation of hedge fund investments.

Interest Income and Other. Interest Income and Other principally includes interest earned from the investing of Blackstone’s available Cash and Cash Equivalents and any foreign exchange transaction amounts.

Expenses

Our expenses include compensation and benefits expense and general and administrative expenses. Our accounting policies related thereto are as follows:

Compensation and Benefits Expense. Prior to the IPO in June 2007, our compensation and benefits expense reflected compensation (primarily salary and bonus) paid or accrued solely to our non-senior managing director employees. Subsequent to our IPO, compensation and benefits expense reflects (1) employee compensation and benefits expense paid and payable to our employees, including our senior managing directors, (2) equity-based compensation associated with grants of equity-based awards to senior managing directors, other employees and selected other individuals engaged in our businesses and (3) performance payment arrangements for Blackstone personnel and profit sharing interests in carried interest.

(1)	Employee Compensation and Benefits. Our compensation costs reflect the increased investment in people as we expand geographically and create new products and businesses. Prior to the IPO, all payments for services rendered by our senior managing directors and selected other individuals engaged in our businesses have been accounted for as partnership distributions rather than as employee compensation and benefits expense. As a result, our employee compensation and benefits expense had not reflected amounts for services rendered by these individuals. Following the IPO, we have included all payments for services rendered by our senior managing directors as employee compensation and benefits expense.

(2)	Equity-based Compensation. Represents non-cash equity-based compensation expense associated with the issuance of equity-based awards to our senior managing directors, other employees and selected other individuals engaged in some of our businesses, primarily associated with our IPO. The expense is recognized over the corresponding service period of the underlying grant.

(3)

Performance Payment Arrangements. We have implemented what we generally refer to as “performance payment arrangements” for our personnel working in our businesses across our different operations that are designed to appropriately align performance and compensation. These performance payment arrangements generally provide annual cash payments to Blackstone personnel (including our senior managing directors) that are determined at the discretion of our senior management and are tied to the performance of our firm’s businesses and may, in certain cases, be based on participation interests in the earnings derived from the performance of the applicable business. In addition, Blackstone personnel working in our businesses, other professionals and selected other individuals who work on our carry funds have a profit sharing interest which we include within compensation as the related performance fees are recognized in relation to these funds in order to better align their interests with our own and with those of the investors in these funds. To the extent previously recorded revenues are adjusted to reflect decreases in the performance fees based on underlying funds’ valuations at period end, related profit sharing interests previously accrued are also adjusted and reflected as a credit to current period compensation. Departed partners are also entitled to their vested share of carried interest distributions received and (as other partners) may be subject to a recontribution of previously received carried interest from our carry funds and are also liable for their applicable share of losses on carry funds subject to a cap related to the carried interest distributions they received from a carry fund. Therefore, as our net revenues increase, our compensation costs also rise; as our net revenues decrease, our compensation costs may decrease.

General, Administrative and Other. The balance of our expenses include interest expense, occupancy and equipment expenses and general, administrative and other expenses, which consist of professional fees, public company costs, travel and related expenses, communications and information services, depreciation and amortization and other operating expenses.

Investments, at Fair Value

The Blackstone Funds are, for GAAP purposes, investment companies under the AICPA Audit and Accounting Guide Investment Companies that reflect their investments, including majority-owned and controlled investments (the “Portfolio Companies”) as well as Securities Sold, Not Yet Purchased at fair value. We have retained the specialized accounting for the Blackstone Funds pursuant to EITF Issue No. 85-12, Retention of Specialized Accounting for Investments in Consolidation. Thus, such consolidated funds investments are reflected on the Consolidated Statements of Financial Condition at fair value, with unrealized gains and losses resulting from changes in fair value reflected as a component of Net Gains (Losses) from Fund Investment Activities in the Consolidated and Combined Statements of Operations. Fair value is the amount that would be received to sell an asset or paid to transfer a liability, in an orderly transaction between market participants at the measurement date (i.e., the exit price).

Effective January 1, 2007 we, as well as our carry funds, adopted Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements (“SFAS No. 157”), which among other things, requires enhanced disclosures about financial instruments carried at fair value. See Notes 2 and 4 to the consolidated and combined financial statements for the additional information about the level of market observability associated with investments carried at fair value.

We have valued our investments, including our carry fund investments, in the absence of observable market prices, using the valuation methodologies described below applied on a consistent basis. For some investments little market activity may exist; management’s determination of fair value is then based on the best information available in the circumstances, and may incorporate management’s own assumptions and involves a significant degree of management’s judgment taking into consideration a combination of internal and external factors, including the appropriate risk adjustments for non-performance and liquidity risks. Internal factors that are considered are described below. The additional external factors associated with our valuations vary by asset class but are broadly driven by the market considerations discussed at “ – Business Environment” above.

Investments for which market prices are not observable include private investments in the equity of operating companies or real estate properties. Fair values of private investments are determined by reference to projected net earnings, earnings before interest, taxes, depreciation and amortization (“EBITDA”) and balance sheets, public market or private transactions, valuations for comparable companies and other measures which, in many cases, are unaudited at the time received. With respect to real estate investments, in determining fair values we considered projected operating cash flows and balance sheets, sales of comparable assets, if any, and replacement costs among other measures. The methods used by us to estimate the fair value of private investments include the discounted cash flow method and/or capitalization rates (“cap rates”) analysis. Valuations may also be derived by reference to observable valuation measures for comparable companies or assets (e.g., multiplying a key performance metric of the investee company or asset, such as EBITDA, by a relevant valuation multiple observed in the range of comparable companies or transactions), adjusted by management for differences between the investment and the referenced comparables and in some instances by reference to option pricing models or other similar methods. Private investments may also be valued at cost for a period of time after an acquisition as the best indicator of fair value. These valuation methodologies involve a significant degree of management judgment.

Blackstone Funds’ direct investments in hedge funds (“Investee Funds”) are stated at fair value, based on the information provided by the Investee Funds which reflects the Partnership’s share of the fair value of the net assets of the investment fund. If the Partnership determines, based on its own due diligence and investment procedures, that the valuation for any Investee Fund based on information provided by the Investee Fund’s management does not represent fair value, the Partnership will estimate the fair value of the Investee Fund in good faith and in a manner that it reasonably chooses, in accordance with its valuation policies.

In certain cases debt and equity securities are valued on the basis of prices from an orderly transaction between market participants provided by reputable dealers or pricing services. In determining the value of a particular investment, pricing services may use certain information with respect to transactions in such investments, quotations from dealers, pricing matrixes, market transactions in comparable investments and various relationships between investments.

After our adoption of SFAS No.157, investments measured and reported at fair value are classified and disclosed in one of the following categories:

•

Level I – Quoted prices are available in active markets for identical investments as of the reporting date. The type of investments in Level I include listed equities and listed derivatives. As required by SFAS No.157, we do not adjust the quoted price for these investments, even in situations where we hold a large position and a sale could reasonably affect the quoted price.

•

Level II – Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of models or other valuation methodologies. Investments which are generally included in this category include corporate bonds and loans, less liquid and restricted equity securities and certain over-the-counter derivatives.

•

Level III – Pricing inputs are unobservable for the investment and includes situations where there is little, if any, market activity for the investment. The inputs into the determination of fair value require significant management judgment or estimation. Investments that are included in this category generally include general and limited partnership interests in corporate private equity and real estate funds, funds of hedge funds, distressed debt and non-investment grade residual interests in securitizations and collateralized debt obligations.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the determination of which category within the fair value hierarchy is appropriate for any given investment is based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the investment.

Goodwill and Identifiable Intangible Assets

As a result of our June 2007 reorganization and March 2008 acquisition of GSO, we have obtained goodwill and identifiable intangible assets. Goodwill is the cost of acquired business interests in excess of the fair value of the net assets, including identifiable intangible assets, at the acquisition date. Our intangible assets consist of the contractual right to future fee income from management, advisory and incentive fee contracts and the contractual right to earn future carried interest from certain Blackstone Funds.

Goodwill. We test goodwill for impairment at the operating segment level (the same as our reportable segments). Management has organized the firm into four operating segments. All of the components in each segment have similar economic characteristics and management makes key operating decisions based on the performance of each segment. Therefore, we believe that operating segment is the appropriate reporting level for testing the impairment of goodwill. In determining fair value for each of our segments, we utilize a discounted cash flow methodology based on the adjusted cash flows from operations for each segment. We believe this method provides the best approximation of fair value. In calculating the discounted cash flows, we begin with the adjusted cash flows from operations of each segment. We then determine the most likely growth rate by operating segment for each of the next five years and keep the growth rates for years six through twenty flat to the growth rate used in year five. We assume no terminal value for any segment, nor do we apply a control premium. The discounted cash flow analysis assumes no borrowings, but includes an allocation of interest expense for the assumed unused commitment fee on Blackstone’s revolving credit facility, which is allocated to each segment. We use a discount rate that reflects the weighted average cost of capital adjusted for the risks inherent in the future cash flows.

For the 2007 annual impairment test, we utilized the fair value that was prepared in conjunction with the IPO. Given the short passage of time between the IPO date of June 2007 and the annual impairment testing date of October 1, 2007, the fair value did not change significantly and far exceeded the carrying value at such date. In 2008, Blackstone utilized the discounted cash flow model, described above, to approximate the fair value of each of its segments.

Identifiable Intangible Assets. We amortize our identifiable intangible assets over their estimated lives in accordance with SFAS No. 142. Identifiable intangible assets are tested for impairment whenever events or changes in circumstances suggest that an asset’s or asset group’s carrying value may not be fully recoverable in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. An impairment loss, calculated as the difference between the estimated fair value and the carrying value of an asset or asset group, is recognized if the sum of the estimated undiscounted cash flows relating to the asset or asset group is less than the corresponding carrying value.

No impairments were identified as of December 31, 2008. However, a prolonged period of weakness in the Blackstone Funds’ performance or in our ability to earn fee income from management, advisory and incentive fee contracts could adversely impact our businesses and impair the value of our goodwill and/or identifiable intangible assets.

Off-Balance Sheet Arrangements

In the normal course of business, we engage in off-balance sheet arrangements, including establishing certain special purpose entities (“SPEs”), owning securities or interests in SPEs and providing investment and collateral management services to SPEs. There are two main types of SPEs – qualifying special purposes entities (“QSPEs”), which are entities whose permitted activities are limited to passively holding financial interests in distributing cash flows generated by the assets, and VIEs. Certain combined entities of the Blackstone Funds transact regularly with VIEs which do not meet the QSPE criteria due to their permitted activities not being sufficiently limited or because the assets are not deemed qualifying financial instruments. Under FIN 46(R), we consolidate those VIEs where we absorb either a majority of the expected losses or residual returns (as defined) and are therefore considered the primary beneficiary. Our primary involvement with VIEs consists of investments in corporate private equity, real estate, funds of hedge funds and credit-oriented funds. For additional information about our involvement with VIEs, see Note 4, “Investments – Investment in Variable Interest Entities” in the Notes to the consolidated and combined financial statements.

In addition to VIEs, in the ordinary course of business certain combined entities of the Blackstone Funds issue various guarantees to counterparties in connection with investments, debt, leasing and other transactions. See Note 13, “Commitments and Contingencies” in Notes to the consolidated and combined financial statements for a discussion of guarantees.

Contractual Obligations, Commitments and Contingencies

The following table sets forth information relating to our contractual obligations as of December 31, 2008 on a consolidated basis and on a basis deconsolidating the Blackstone funds:

Contractual Obligations	2009	2010–2011	2012–2013	Thereafter	Total
	(Dollars in Thousands)
Operating Lease Obligations (a)	$43,697	$97,793	$89,975	$325,962	$557,427
Purchase Obligations	13,937	4,854	7	—	18,798
Blackstone Revolving Credit Facility (b)	250,000	—	—	—	250,000
Interest on Blackstone Revolving Credit Facility (c)	424	—	—	—	424
Blackstone Operating Entities Loan and Credit Facilities Payable (d)	54,084	56,644	13,773	10,117	134,618
Interest on Blackstone Operating Entities Loan and Credit Facilities Payable (e)	1,761	2,372	1,295	260	5,688
Blackstone Funds Debt Obligations Payable (f)	1,057	—	1,325	—	2,382
Interest on Blackstone Funds Debt Obligations Payable (g)	46	92	35	—	173
Blackstone Fund Capital Commitments to Investee Funds (h)	33,779	—	—	—	33,779
Due to Certain Non-Controlling Interest Holders in Connection with Tax Receivable Agreement (i)	17,019	—	—	770,388	787,407
Blackstone Operating Entities Capital Commitments to Blackstone Funds (j)	1,387,875	—	—	—	1,387,875

Consolidated Contractual Obligations	1,803,679	161,755	106,410	1,106,727	3,178,571
Blackstone Funds Debt Obligations Payable (f)	(1,057)	—	(1,325)	—	(2,382)
Interest on Blackstone Funds Debt Obligations Payable (g)	(46)	(92)	(35)	—	(173)
Blackstone Fund Capital Commitments to Investee Funds (h)	(33,779)	—	—	—	(33,779)

Blackstone Operating Entities Contractual Obligations	$1,768,797	$161,663	$105,050	$1,106,727	$3,142,237

(a)	We lease our primary office space and certain office equipment under agreements that expire through 2024. In connection with certain lease agreements, we are responsible for escalation payments. The contractual obligation table above includes only guaranteed minimum lease payments for such leases and does not project potential escalation or other lease-related payments. These leases are classified as operating leases for financial statement purposes and as such are not recorded as liabilities on the Consolidated Statement of Financial Condition as of December 31, 2008.
(b)	Represents borrowings under our revolving credit facility.
(c)	Represents interest to be paid over the maturity of the revolving credit facility which has been calculated assuming no prepayments are made and debt is held until its final maturity date. The future interest payments are calculated using rates in effect as of December 31, 2008, at spreads to market rates pursuant to the revolver agreement, and is 1.97%.
(d)	Represents borrowings for employee term facilities program, a corporate debt investment program and a capital asset facility.
(e)	Represents interest to be paid over the maturity of the related debt obligation which has been calculated assuming no prepayments are made and debt is held until its final maturity date. The future interest payments are calculated using variable rates in effect as of December 31, 2008, at spreads to market rates pursuant to the financing agreements, and range from 1.50% to 5.45%.
(f)	These obligations are those of the Blackstone Funds.

(g)	Represents interest to be paid over the maturity of the related Blackstone Funds’ debt obligations which has been calculated assuming no prepayments will be made and debt will be held until its final maturity date. The future interest payments are calculated using variable rates in effect as of December 31, 2008, at spreads to market rates pursuant to the financing agreements, and range from 2.00% to 6.83%. The majority of the borrowings are due on demand and for purposes of this schedule are assumed to mature within one year. Interest on the majority of these borrowings rolls over into the principal balance at each reset date.
(h)	These obligations represent commitments of the consolidated Blackstone Funds to make capital contributions to investee funds and portfolio companies. These amounts are generally due on demand and are therefore presented in the less than one year category.
(i)	Represents obligations by the Partnership’s corporate subsidiaries’ to make payments under the Tax Receivable Agreement to the predecessor owners for the tax savings realized from the taxable purchases of their interests in connection with the Reorganization. The timing of the payments is dependent on the tax savings actually realized as determined annually.
(j)	These obligations represent commitments by us to provide general partner capital funding to the Blackstone Funds and limited partner capital funding to other funds. These amounts are generally due on demand and are therefore presented in the less than one year category; however, the capital commitments are expected to be called substantially over the next three years. We expect to continue to make these general partner capital commitments as we raise additional amounts for our investment funds over time.

Guarantees

We had approximately $12.0 million of letters of credit outstanding to provide collateral support related to a credit facility at December 31, 2008.

Certain real estate funds guarantee payments to third parties in connection with the on-going business activities and/or acquisitions of their Portfolio Companies. At December 31, 2008, such guarantees amounted to $5.0 million.

Indemnifications

In many of its service contracts, Blackstone agrees to indemnify the third party service provider under certain circumstances. The terms of the indemnities vary from contract to contract and the amount of indemnification liability, if any, cannot be determined and has not been included in the table above or recorded in our consolidated and combined financial statements as of December 31, 2008.

Clawback Obligations

If, as a result of diminished performance of investments in a carry fund’s life, the carry fund has not achieved investment returns that exceed the preferred return threshold or the general partner receives in excess of 20% (15% in the case of one of our credit-oriented carry funds) of the fund’s net profits over the life of the fund, we will be obligated to repay an amount equal to the carried interest that was previously distributed to us that exceeds the amounts to which we are ultimately entitled. This obligation is known as a “clawback” obligation and is an obligation of the general partner of the fund and indirectly any person who received such carried interest from the general partner, including us and our employees who participate in our carried interest plans. The clawback obligation operates with respect to a given carry fund’s own net investment performance only. Performance fees of other funds are not netted for determining this contingent obligation. Moreover, although a clawback obligation is several, the governing agreements of most of our funds provide that to the extent another recipient of carried interest (such as a current or former employee) does not fund his or her respective share, then we and our employees who participate in such carried interest plans may have to fund additional amounts beyond our share of the clawback obligation (generally up to an additional 50%) which could be in excess of what we actually received in carried interest. We will retain the right to pursue any remedies that we have under such governing agreements against those carried interest recipients who fail to fund their obligations. The payment of a potential clawback obligation for the benefit of the fund’s limited partners is generally not due until the end of the life of the respective fund following the “wind-up” period, except in the case of our real estate funds, which have a provision for interim clawback when losses have been realized and have not been recouped within one year of such realization.

At December 31, 2008, none of the general partners of our corporate private equity, real estate or credit-oriented funds had any current cash clawback obligation to any limited partners of the funds. For financial reporting purposes at period end, the general partner has reflected a reserve for potential clawback obligations to the limited partners of some of our carry funds due to changes in the unrealized value of a fund’s remaining investments and where the fund’s general partner has previously received carried interest distributions with respect to such fund’s realized investments. However, under the terms of those funds’ governing agreements described above, no clawback payment is currently due. Moreover, for those carry funds with a potential clawback obligation which would only be due at the end of the life of the respective fund, those terms, including available contemplated extensions, are currently anticipated to expire at various points beginning toward the end of 2012 and extending through 2018. Further extensions of such terms may be implemented under given circumstances (subject in many cases to investor approval). (See Note 12. “Related Party Transactions” and Note 13. Commitments and Contingencies” in the “Notes to the Consolidated and Combined Financial Statements” in “Part II. Item 8. Financial Statements and Supplementary Data” of this filing.)